UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Apogee Enterprises, Inc.
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4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435	Notice of 2025 Annual Meeting of Shareholders
Wednesday, June 25, 2025
8:00 a.m. Central Time
The 2025 Annual Meeting of Shareholders of Apogee Enterprises, Inc. (the “Annual Meeting”) will be held at 8:00 a.m. Central Time on Wednesday, June 25, 2025. In order to expand access to the Annual Meeting we are hosting a virtual-only meeting. It is our goal to approximate an in-person experience for our shareholders. You may attend the virtual meeting and vote your shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/APOG2025.
The purpose of the Annual Meeting is to consider and take action on the following:
1.Election of two Class III directors for terms expiring at our 2028 Annual Meeting of Shareholders;
2.Advisory vote to approve Apogee’s executive compensation;
3.Advisory vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2026; and
4.Transaction of such other business as may properly be brought before the Annual Meeting.
The Board of Directors has fixed the close of business on April 28, 2025, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting. Your vote is important. Whether or not you plan to attend the virtual meeting, you are encouraged to vote your shares as soon as possible pursuant to the instructions in the Notice of Internet Availability of Proxy Materials and in the accompanying Proxy Statement.

By Order of the Board of Directors,

Meghan M. Elliott
Chief Legal Officer and Secretary
Minneapolis, Minnesota
May 13, 2025

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
to be held on June 25, 2025: Our 2025 Proxy Statement and our Fiscal 2025 Annual Report
to Shareholders are available at www.proxyvote.com.

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Proxy Statement Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider; you should read the entire Proxy Statement carefully before voting.
2025 Annual Meeting of Shareholders

Date and Time Wednesday, June 25, 2025, at 8:00 a.m. Central Time	Location www.virtualshareholdermeeting.com/APOG2025	Mailing Date May 13, 2025	Record Date April 28, 2025

Items of Business

Item	Board’s Recommendation	Details
Proposal 1: Election of two Class III directors for terms expiring at our 2028 Annual Meeting of Shareholders	FOR, each Director Nominee	page 12
Proposal 2: Advisory vote to approve Apogee's executive compensation	FOR	page 71
Proposal 3: Advisory vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2026	FOR	page 73

Fiscal 2025 Financial Results
We are a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications. Our four reporting segments are: Architectural Metals (formerly Architectural Framing Systems), Architectural Glass, Architectural Services and Performance Surfaces (formerly Large-Scale Optical). During the fourth quarter of fiscal 2025, our Company changed the names of two reporting segments to better reflect their product focus and capabilities. There were no changes in the products or brands included within each of the reportable segments as part of the change in segment names.

Summary of Fiscal 2025 Financial Results

Net Sales
•Consolidated net sales were $1.36 billion compared to $1.42 billion in fiscal 2024.
•Architectural Services Segment net sales were $419.9 million compared to $378.4 million in fiscal 2024.
•Architectural Glass Segment net sales were $322.2 million compared to $378.4 million in fiscal 2024.

Earnings	•Diluted earnings per share of $3.89 compared to $4.51 in fiscal 2024.

Operating Income
•Consolidated operating income was $118.1 million compared to $133.8 million in fiscal 2024.
•Architectural Services Segment operating income was $30.0 million compared to $11.8 million in fiscal 2024.
•Architectural Glass Segment operating income was $59.3 million compared to $68.0 million in fiscal 2024.

Operating Margin	•Operating margin was 8.7% compared to 9.4% in fiscal 2024.

Cash Flow	•Net cash provided by operating activities in fiscal 2025 was $125.2 million, compared to $204.2 million in fiscal 2024.

Shareholder Return
•We repurchased 786,690 shares of our common stock during fiscal 2025 at a total cost of $45.4 million.
•We paid dividends totaling $21.7 million during fiscal 2025 and increased our quarterly cash dividend 4% to $0.26 per share during the fourth quarter of fiscal 2025, our twelfth consecutive year with a dividend increase.
•We delivered annualized total shareholder return (TSR) of -14.65%, 12.08% and 2.22% over the past one-year, five-years and ten-years, respectively.

Executive Compensation Program
Our compensation programs are designed to attract, motivate and retain executive talent to achieve success in both the short- and long-term for our Company; pay for sustainable performance in an ever-changing environment; and align the interests of our executive officers with our shareholders. We continue to refine our executive compensation program to reflect changes in our business strategy and evolving executive compensation practices.
Executive Compensation Highlights
•We seek alignment of pay and performance each year. A significant portion of our compensation program is performance-based through the use of short- and long-term incentive plans that have multiple financial performance metrics.
•We annually disclose Company performance against the established performance metrics for our annual cash incentive in our proxy statement.
•Our long-term incentive compensation program consists of annual restricted stock awards that vest over three years and annual performance awards with overlapping three-year performance periods that vest at the end of the performance period based on our three-year cumulative adjusted diluted earnings per share ("Adjusted Diluted EPS") and three-year average adjusted return on invested capital (“Adjusted ROIC”) over the performance period and that settle 50% in shares and 50% in cash. (Adjusted Diluted EPS and Adjusted ROIC are non-GAAP financial measures. See discussion of non-GAAP financial measures on page 35.)
•We deliver a significant portion of potential total compensation to our executive officers in the form of equity.
•We have stock ownership guidelines for our Chief Executive Officer that require an ownership level of five times their annual base salary, three times their annual salary for our Chief Financial Officer, two times their annual salaries for corporate executive officers and segment presidents, including Messrs. Jewell, T. Johnson and Ms. Trende, and one times their annual salaries for other corporate executives. Messrs. Silberhorn, Jewell, and T. Johnson achieved the required ownership levels within the required grace period. Mr. Osberg and Ms. Trende are on pace to achieve their ownership level requirement within the five-year period.
•We have “clawback” policies that we amended in 2023 to comply with the incentive compensation recovery rules adopted by the SEC and Nasdaq. We have a clawback policy that provides for similar recoupment rights from participants in our executive compensation program.
•We have a hedging policy that prohibits all employees and directors from engaging in hedging transactions in our Company’s securities. We also have an anti-pledging policy that prohibits executive officers and directors of the Company from, directly or indirectly, pledging, hypothecating, or otherwise encumbering shares of the Company’s common stock as collateral for indebtedness. None of our executive officers have pledged any shares of our common stock as security or collateral on a personal loan.
•Our “double-trigger” change-in-control agreements do not provide for any excise tax “gross-ups,” and we do not provide any tax “gross-ups” on any benefits for our executive officers.
Fiscal 2025 Executive Compensation Actions
•Base Salaries. For fiscal 2025, the Committee awarded a base salary increase of 3.56% to Mr. Silberhorn, our Chief Executive Officer. Among our Other Named Executive Officers, Messrs. Osberg, Jewell and T. Johnson received base salary increases ranging from 2.39% to 2.71%. Ms. Trende's base salary was established when she joined the Company on July 29, 2024 during fiscal 2025. See “Fiscal 2025 Individual Compensation Actions” beginning on page 42 for a discussion of factors considered in establishing base salaries and subsequent increases.

•Annual Cash Incentive Payouts. Our annual cash incentive awards are designed to reward achievement of financial goals established in our annual operating plan. For Messrs. Silberhorn and Osberg, whose payouts were based on consolidated performance metrics, the fiscal 2025 annual cash incentive paid out at 84.04% of target. For Messrs. Jewell and T. Johnson, whose payouts were based on segment as well as consolidated performance metrics, the fiscal 2025 annual cash incentive paid out at 123.38% and 170.22% of target, respectively. Ms. Trende, who joined the Company during fiscal 2025, received a cash incentive paid out at 100% of target as set forth in her "Offer Letter" as described below. See “Fiscal 2025 Annual Cash Incentive Payouts” beginning on page 44 for a discussion of the metrics, goals and amounts paid to our Named Executive Officers for our annual cash incentive awards in fiscal 2025.
•Long-Term Incentive Awards. Beginning in fiscal 2025, our long-term incentive program for our Other Named Executive Officers is comprised of: (i) 50% time-based restricted stock awards that vest ratably over three years; and (ii) 50% performance awards with a three-year performance period, which settle 50% in cash and 50% in stock and are paid out at the end of the period based on the Company’s cumulative Adjusted Diluted EPS and average Adjusted ROIC over the three-year performance period. We added Adjusted Diluted EPS as a metric in fiscal 2025 in order to diversify and balance our performance metrics, incentivizing earnings growth as well as return on invested capital. Mr. Silberhorn’s long-term incentive awards in fiscal 2025 consisted of 40% time-based restricted stock and 60% as a performance award with terms consistent with those provided to the Other Named Executive Officers. In fiscal 2025, Mr. Silberhorn received a restricted stock award valued at $1,211,581 and a performance award with a target payout of $1,817,386 and Messrs. Osberg, Jewell, and T. Johnson received restricted stock awards with values ranging from $192,592 to $484,483 and performance awards with target payouts ranging from $256,774 to $484,491. Ms. Trende joined the Company on July 29, 2024 during fiscal 2025. On that date, in addition to her new hire inducement award, she received a restricted stock award with a value of $245,970 and a performance award with a target payout of $246,019. See “Long-Term Incentive Compensation” beginning on page 46 for additional information about our long-term incentive program and fiscal 2025 awards.
•New Executive Vice President and Chief Human Resources Officer Appointment. In connection with Ms. Trende's appointment as Executive Vice President and Chief Human Resources Officer effective July 29, 2024, the Company and Ms. Trende entered into an "Offer Letter Agreement" (the "Offer Letter"). Pursuant to the terms of the Offer Letter, Ms. Trende is entitled to an initial annual base salary of $410,000 per year and a one-time sign-on bonus of $200,000 (which is subject to repayment if Ms. Trende left the Company during the first twelve months of her employment). This bonus was included in the Bonus column for fiscal 2025 in the "Summary Compensation Table" beginning on page 53. The Offer Letter also provided for the grant to Ms. Trende of a new hire inducement award of $475,000 worth of restricted shares of the Company's stock, based on the closing price on Ms. Trende's hire date, which was included in the Stock Awards column for fiscal 2025 in the "Summary Compensation Table." Based on continued employment with the Company, 50% of such restricted shares vest twelve-months after her hire date, and the remaining 50% will vest twenty-four months after her hire date. Ms. Trende participates in the Company's annual cash incentive plan, with a target cash incentive of 60% of base salary. The Offer Letter also provided Ms. Trende with a prorated fiscal 2025 annual cash incentive payout of at least 100% of target. She received long-term incentive awards of time-based restricted stock valued at 60% of base salary, and a performance award with a target payout of 60% of base salary, with terms consistent with those provided to the Other Named Executive Officers.

Board Composition and Diversity Highlights
The composition of our Board of Directors features a majority of independent directors and a diversity of background, skills and experiences that facilitate effective oversight and enrich Board deliberations on strategic planning, operations, risk management and other critical topics, as illustrated below.

Director Independence
8 of 9 Directors
Independent

Tenure Balance
4 of 9 Directors
5 or Fewer Years of Tenure

Diversity
3 of 9 Female and
2 of 9 Racially Diverse/Male

Board Skills Matrix
Each member of our Board of Directors brings a diversity of skills and experience to their service on our Board. The following matrix highlights the key skills, experience, and range of tenure for our directors as of April 28, 2025. This matrix is intended as a summary and is not an exhaustive list of each director's qualifications for Board service, which are described in greater detail in their biographies beginning on page 13.

Board Skills Matrix	Christina M. Alvord	Frank G. Heard	Lloyd E. Johnson	Elizabeth M. Lilly	Donald A. Nolan	Herbert K. Parker	Mark A. Pompa	Ty R. Silberhorn	Patricia K. Wagner
Executive Leadership	✓	✓		✓	✓	✓	✓	✓	✓
Business Operations	✓	✓			✓	✓	✓	✓	✓
Strategy Development and Execution	✓	✓	✓	✓	✓	✓	✓	✓	✓
Portfolio Management / Mergers and Acquisitions	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Management	✓	✓	✓	✓	✓	✓	✓	✓	✓
Enterprise Risk Management	✓	✓	✓	✓	✓	✓	✓	✓	✓
Construction and Building Products Experience	✓	✓					✓	✓
Public Company Board Experience (other than Apogee)	✓	✓	✓			✓		✓	✓
Cybersecurity			✓
Tenure (years)	5	5	7	5	11	7	6	4	9

Active Shareholder Engagement Program
Shareholder engagement is a key part of our commitment to good governance. We regularly engage with our shareholders to discuss our business and to gain insights on the issues that are most important to them. In fiscal 2025, we continued our shareholder engagement practices, utilizing a combination of in-person and virtual meeting formats to stay connected with our shareholders. During fiscal 2025, members of our management team participated in several virtual and in-person investor conferences and met with investors in numerous other in-person and virtual meetings, conference calls and phone calls. The feedback from our engagement with investors is regularly shared with our Board of Directors.
Cautionary statement of forward-looking information
This Proxy Statement contains certain statements regarding our strategic plan and our sustainability initiatives, including goals and commitments. Such statements are not guarantees or promises that such goals or commitments will be met, and they will continue to evolve and develop. Strategic, sustainability-related and other statements contained in this Proxy Statement may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act, including statements about our future financial performance, business and initiatives, which may evolve over time. We use words such as “aims,” “anticipates,” “believes,” “commits,” “expects,” “intends,” “plans,” “strives,” “will,” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations, plans or forecasts, are not guarantees of future results or performance, involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and often beyond our control and are inherently uncertain. Actual outcomes and results may differ materially from those expressed in, or implied by, forward-looking statements. You should not place undue reliance on any forward-looking statements and should consider the uncertainties and risks discussed in our most recent Annual Report on Form 10-K and subsequent SEC filings. We undertake no obligation to update or revise any forward-looking statements.
Certain sections of this Proxy Statement reference or refer you to materials posted on our website, www.apog.com. These materials and our website are not incorporated by reference in, and are not part of this Proxy Statement.

Security Ownership of Certain Beneficial Owners
The following table sets forth information concerning beneficial ownership of our common stock outstanding as of April 28, 2025, by persons known to us to own more than 5% of our common stock. Unless otherwise indicated, the named holders have sole voting and investment power with respect to the shares beneficially owned by them. As of April 28, 2025, there were 21,573,126 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)		Percent of Class (%)
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	3,910,203	(1)	18.13
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	3,097,343	(2)	14.36
Victory Capital Management Inc. 15935 La Cantera Pkwy San Antonio, TX 78256	1,155,967	(3)	5.36
___________________________
(1)We have relied upon the information provided by BlackRock, Inc. (“BlackRock”) in a Schedule 13G/A filed on November 8, 2024, and reporting information as of September 30, 2024. The Schedule 13G/A was filed by BlackRock in its capacity as a parent holding company or control person and indicates that BlackRock has sole investment power over 3,910,203 shares and sole voting power over 3,856,763 shares. BlackRock Fund Advisors, a subsidiary of BlackRock, beneficially owns 5% or greater of the outstanding shares of the security class reported on the Schedule 13G/A.
(2)We have relied upon the information provided by The Vanguard Group, Inc., an investment advisor (“Vanguard”), in a Schedule 13G/A filed on February 13, 2024, and reporting information as of December 29, 2023. Of the shares reported, Vanguard has sole investment power over 3,048,674 shares, shared investment power over 48,669 shares, and shared voting power over 25,538 shares.
(3)We have relied upon the information provided by Victory Capital Management Inc. (“Victory Capital”) in a Schedule 13G filed on January 28, 2025, and reporting information as of December 31, 2024. Of the shares reported, Victory Capital has sole investment power over 1,155,967 shares and sole voting power over 1,150,192 shares.

Security Ownership of Directors and Management
Except as otherwise noted, the following table sets forth the number of shares of our common stock beneficially owned as of April 28, 2025, by each of our directors, each of our executive officers named in the "Summary Compensation Table" beginning on page 53 (our “Named Executive Officers”) and by all of our current directors and executive officers as a group. As of April 28, 2025, there were 21,573,126 shares of common stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)(1)(2)		Percent of Class (%)
Non-Employee Directors
Christina M. Alvord	9,113		*
Frank G. Heard	8,855	(3)	*
Lloyd E. Johnson	7,131		*
Elizabeth M. Lilly	12,488		*
Donald A. Nolan	8,047		*
Herbert K. Parker	10,529		*
Mark A. Pompa	—		*
Patricia K. Wagner	24,623		*
Named Executive Officers
Ty R. Silberhorn	149,305		*
Matthew J. Osberg	36,543		*
Brent C. Jewell	31,617	(4)	*
Troy R. Johnson	42,261		*
Raelyn A. Trende	16,360		*
All directors and executive officers as a group (16 persons)	434,520	(5)	2%
___________________________
*Indicates less than 1%.
(1)Unless otherwise indicated, the individuals listed in the table have sole voting and investment power with respect to the shares owned by them, and such shares are not subject to any pledge.
(2)For our non-employee directors, the number indicated includes the following shares of restricted stock issued to the named individual pursuant to our 2009 Non-Employee Director Stock Incentive Plan, as Amended (2014) (the “2009 Director Stock Plan”) and 2019 Non-Employee Director Stock Plan, as Amended and Restated (2024) (the “2019 Director Stock Plan”).

Director	Shares of Restricted Stock
Elizabeth M. Lilly(a)	1,325
Herbert K. Parker	4,423
Patricia K. Wagner	4,423
___________________________
(a)Elected to defer a portion of or all of their restricted stock grants. Deferred awards appear in footnote (2) of the "Fiscal 2025 Non-Employee Director Compensation Table" on page 30.
All shares of restricted stock held pursuant to our 2009 Director Stock Plan and 2019 Director Stock Plan are subject to future vesting conditions, and holders of such shares have no investment power over such shares.

For our executive officers, the number of shares indicated includes the following shares issued to the named individual pursuant to our 2019 Stock Incentive Plan, as Amended and Restated (2021) (the “2019 Stock Incentive Plan”) and our Employee Stock Purchase Plan.

Named Executive Officers	Shares of Restricted Stock	Shares Held in Employee Stock Purchase Plan
Ty R. Silberhorn	98,178	2,195
Matthew J. Osberg	27,304	—
Brent C. Jewell	17,547	—
Troy R. Johnson	14,896	3,309
Raelyn A. Trende	16,160	200
All shares of restricted stock held pursuant to our 2019 Stock Incentive Plan are subject to future vesting conditions, and the holders of such shares have no investment power over such shares.
(3)Includes 2,358 shares that Mr. Heard has the right to acquire upon vesting of restricted stock units within 60 days of April 28, 2025.
(4)Includes 66 shares held in a revocable living trust for which Mr. Jewell and his spouse serve as co-trustees with shared voting and investment power.
(5)Includes all directors and executive officers of the Company serving in such capacity as of April 28, 2025.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and all persons who beneficially own more than 10% of the outstanding shares of common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Section 16(a) officers, directors and greater than 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of Section 16(a) reports filed electronically with the SEC and written representations from certain reporting persons, we believe that all forms required to be filed by such persons under Section 16(a) were filed on a timely basis, with the exception of one late filing by Mr. L. Johnson to report the vesting of deferred shares of common stock of the Company on January 2, 2025, that was reported on a Form 4 on February 26, 2025.

Proposal 1: Election of Directors
Our Articles provide that our Board of Directors will be divided into three classes of directors of as nearly equal size as possible and the term of each class of directors is three years. The term of one class expires each year in rotation. Currently, we have nine directors, with three directors serving in each class. At our Annual Meeting, the terms of our two Class III directors will expire. On April 22, 2025, Class III director, Frank G. Heard informed the Board that he would retire from the Board and would not stand for re-election at the Annual Meeting. Mr. Heard will continue to serve on the Board until the Annual Meeting. Immediately following the certification of the vote for election of directors at the Annual Meeting, the size of our Board will be reduced to eight directors, with three directors in Class I and II and two directors in Class III.
Elizabeth M. Lilly and Mark A. Pompa have been nominated for re-election to our Board as Class III directors. Class III directors re-elected at the Annual Meeting will serve until our 2028 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier resignation or removal. Each of the nominees has agreed to serve as a director, if re-elected.
If any of the nominees becomes unable or unwilling to serve as a director prior to the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the Board. Alternatively, at the Board’s discretion, the proxies may be voted for a fewer number of nominees.
Information about the background and qualifications of the Board nominees standing for re-election at the Annual Meeting and the directors continuing to serve after the Annual Meeting who are not subject to re-election at the Annual Meeting is provided below.
Board Recommendation
Our Board of Directors recommends that you vote FOR the two Class III director nominees. Unless a contrary instruction is indicated on the proxy, proxies will be voted FOR the election of the two Class III director nominees.

Class III Directors – Terms Expiring in 2028

	Elizabeth M. Lilly Age: 62 Director since: 2020 Independent	Apogee Committees: •Audit •Compensation

Ms. Lilly has served as Chief Investment Officer and Executive Vice President for The Pohlad Companies, a privately-owned business based in Minneapolis, Minnesota that holds a diverse group of businesses and business interests, since 2018. She oversees the public and private investments for the Pohlad family and provides leadership and management of the investment team of The Pohlad Companies. Ms. Lilly has over 30 years in portfolio and investment management experience. She founded Crocus Hill Partners, a small capitalization portfolio firm, in 2017 and served as its President from 2017 to 2018. She served as Senior Vice President and Portfolio Manager for Gabelli Asset Management from 2002 to 2017. She was a co-founder of Woodland Partners, LLC in 1997 and served as Managing Director from 1997 to 2002, when the firm was acquired by Gabelli Asset Management. Earlier in her career, Ms. Lilly served in various portfolio management and analyst positions for First Asset Management, Fund American Companies and Goldman, Sachs and Company.

Skills & Qualifications:
•Executive Leadership •Financial Management	•Asset Management •Leadership Development	•Financial Markets •Capital Allocations

Class III Directors – Terms Expiring in 2028 (continued)
	Mark A. Pompa Age: 60 Director since: 2018 Independent Audit Committee Financial Expert	Apogee Committees: •Audit, Chair •Compensation

Mr. Pompa served as the Executive Vice President and Chief Financial Officer of EMCOR Group, Inc., a Fortune 500 leader in electrical and mechanical construction services, industrial and energy infrastructure and building services before retiring in 2024. Previously, he was Senior Vice President and Chief Accounting Officer of EMCOR from 2003 to 2006 and Treasurer from 2003 to 2007. He joined EMCOR in 1994, serving as Vice President and Controller until 2003. Prior to joining EMCOR, Mr. Pompa was an Audit and Business Advisory Manager at Arthur Andersen LLP.

Skills & Qualifications:
•Executive Leadership •Financial Management •Accounting and Audit •Non-residential Construction Industry	•Business Operations •Mergers and Acquisitions •Investor Relations •Strategy Development and Execution	•Enterprise Risk Management •Leadership Development •Executive Compensation

Class I Director Nominee – Term Expiring in 2026
	Lloyd E. Johnson Age: 71 Director since: 2017 Independent Audit Committee Financial Expert	Apogee Committees: •Audit •Compensation	Public Directorships: •Haemonetics (2021 – Present) •Beazer Homes (2021 – Present) •VSE Corporation (2022 – Present)

Mr. L. Johnson was the Global Managing Director, Finance and Internal Audit of Accenture Corporation, a global management consulting and professional services firm providing strategy, consulting, digital technology and operations services, from 2004 to 2015. Prior to joining Accenture Corporation, he served as Executive Director, M&A and General Auditor for Delphi Automotive PLC, a vehicle components manufacturer, from 1999 to 2004. From 1997 to 1999, he served as Corporate Vice President, Finance and Chief Audit Executive for Emerson Electric Corporation, a diversified global manufacturing company serving industrial, commercial and consumer markets. Earlier in his career, he held senior finance leadership roles at Sara Lee Knit Products, a division of Sara Lee Corporation; Shaw Food Industries, a privately-held food service supply company; and Harper, Wiggins & Johnson, CPA, a regional accounting firm. Mr. L. Johnson began his career with Coopers & Lybrand, a global accounting firm that became part of PricewaterhouseCoopers, a global accounting firm.

Skills & Qualifications:
•Executive Leadership •Public Accounting and Audit, Retired CPA •Financial Management •Business Operations •Enterprise Risk Management	•Mergers and Acquisitions •International Business •Information Technology, including Cybersecurity •Leadership Development	•Executive Compensation •Corporate Governance •Industrial Commercial and Consumer Markets •Public Company Board Experience

Class I Director Nominee – Term Expiring in 2026 (Continued)
	Donald A. Nolan Age: 64 Director since: 2013 Independent Independent Chair since January 2020	Apogee Committees: •Ad hoc Member – all Board Committees

Mr. Nolan served as President and Chief Executive Officer of Kennametal Inc., a global industrial technology leader, present in over 60 countries, manufacturing tooling and wear-resistant solutions for customers in the aerospace, energy, and transportation industries from 2014 to 2016. Previously, Mr. Nolan was President of the Materials Group for Avery Dennison Corporation from 2008 to 2014, a global leader in packaging solutions. Prior to joining Avery Dennison Corporation, he served on the executive team at Valspar, a global leader in paint and coatings, as Senior Vice President, leading the Global Packaging and Refinish Coatings businesses. Before joining Valspar, he held leadership positions of increasing responsibility with Loctite, General Electric and Ashland Chemical. Mr. Nolan is also active in private equity, serving on several private company boards.

Skills & Qualifications:
•Executive Leadership •Business Operations •Strategy Development and Execution •Marketing and Sales	•Financial Management •International Business •Mergers and Acquisitions •Enterprise Risk Management •Leadership Development	•Corporate Governance •Executive Compensation •Public and Private Company Board Experience

Class I Director Nominee – Term Expiring in 2026 (Continued)
	Patricia K. Wagner Age: 62 Director since: 2016 Independent	Apogee Committees: •Compensation, Chair •Nominating and Corporate Governance	Public Directorships: •California Water Services Group (2019 – Present) •Primoris Services Corporation (2020 – Present) •Southern California Gas Company (2017 - 2019)

Ms. Wagner retired from Sempra Energy, a Fortune 500 energy services holding company, in 2019, after 24 years of service with Sempra Energy Companies. She served as Group President of U.S. Utilities, overseeing San Diego Gas & Electric, Southern California Gas Company (“SoCalGas”) and Sempra Energy’s investment in Oncor Electric Delivery Company LLC, from 2018 to 2019. She has served in several leadership positions for the Sempra Energy family of companies, including Chief Executive Officer of SoCalGas from 2017 to 2018; Executive Vice President of Sempra Energy in 2016; President and Chief Executive Officer of Sempra U.S. Gas & Power from 2014 to 2016; and other leadership positions for the Sempra Energy family of companies from 1995 to 2014. Prior to joining Sempra Energy, Ms. Wagner held management positions at Fluor Daniel, an engineering, procurement, construction and maintenance services company. Earlier in her career, Ms. Wagner held positions at McGaw Laboratories and Allergan Pharmaceuticals.

Skills & Qualifications:
•Executive Leadership •Business Operations •Financial Management •Accounting and Audit •Strategy Development and Execution	•Energy Industry •Enterprise Risk Management •Information Technology, including Cybersecurity •Mergers and Acquisitions •Regulatory Compliance	•Leadership Development •Executive Compensation •Corporate Governance •Public Company Board Experience

Class II Directors – Terms Expiring in 2027
	Christina M. Alvord Age: 58 Director since: 2020 Independent	Apogee Committees: •Audit •Nominating and Corporate Governance	Public Directorships: •Albany International Corp. (2022 – Present) •Piedmont Lithium (2023 – Present)

Ms. Alvord served as President, Central Division of Vulcan Materials Company, a producer of construction aggregates and aggregates-based construction materials and member of the S&P 500 Index from 2019 until 2021. She joined Vulcan in 2016 and served as Vice President, Performance Management from 2016 to 2017 and President of the Southern & Gulf Coast and Central Divisions from 2017 to 2021. Ms. Alvord held various executive management positions with GE Aviation, including General Manager of Engine Component Repair from 2012 to 2015 and General Manager of Turbine Airfoils Center of Excellence from 2010 to 2012; Government Relations Executive from 2009 to 2010; President of GE Aviation-Unison Industries from 2005 to 2009; and President of GE Aviation-Middle River Aircraft Systems from 2003 to 2005. Earlier in her career, Ms. Alvord held management positions in the GE Corporation Initiatives Group and McKinsey Company, Inc.

Skills & Qualifications:
•Executive Leadership •Manufacturing Operations •Business Operations	•Mergers and Acquisitions •Financial Management •Enterprise Risk Management •Construction Industry	•Strategy Development and Execution •Leadership Development

Class II Directors – Terms Expiring in 2027 (continued)
	Herbert K. Parker Age: 67 Director since: 2018 Independent	Apogee Committees: •Nominating and Corporate Governance, Chair •Compensation	Public Directorships: •TriMas Corporation (2015 – Present) •nVent Electric PLC (2018 – Present) •American Axle & Manufacturing Holdings, Inc. (2018 – Present)

Mr. Parker is the retired Executive Vice President - Operational Excellence of Harman International Industries, Inc., a worldwide leader in the development, manufacture, and marketing of high quality, high-fidelity audio products, lighting solutions, and electronic systems. He joined Harman International in June 2008 as Executive Vice President and Chief Financial Officer and served in that capacity to 2015. He served as Executive Vice President - Operational Excellence from 2015 to 2017. Prior to joining Harman International Industries, Inc., Mr. Parker served in various senior financial positions with ABB Ltd. (known as ABB Group), a global power and technology company, from 1980 to 2006, including as the Chief Financial Officer of the Global Automation Division from 2002 to 2005 and the Americas Region from 2006 to 2008.

Skills & Qualifications:
•Executive Leadership •Accounting and Audit •Financial and Asset Management •Mergers and Acquisitions •Investor Relations	•Property and Asset Acquisition and Management •Operations •Enterprise Risk Management •Leadership Development •Business Operations	•Sarbanes-Oxley Compliance •International Business •Corporate Governance •Public Company Board Experience

	Ty R. Silberhorn Age: 57 Director since: 2021 Not Independent Chief Executive Officer and President	Apogee Committees: •N/A	Public Directorships: •LP Building Solutions (2025 - Present)

Mr. Silberhorn has served as our Chief Executive Officer and President since January 2021. Prior to joining our Company, he served for over twenty years in various roles for 3M, a diversified global manufacturer and technology company, most recently as Senior Vice President of 3M’s Transformation, Technology and Services from 2019 to 2020. Prior to this position, and since 2001, he held several 3M global business unit leadership roles, serving as Vice President and General Manager for divisions within Safety & Industrial, Transportation & Electronics, and Consumer business groups.

Skills & Qualifications:
•Executive Leadership and Talent Management •Financial Management •Business Operations	•Strategy Development and Execution •Building Products Industry •Portfolio Management	•Capital Allocation •Global Operations •Enterprise Risk Management

Corporate Governance
Our Board is committed to high standards of corporate governance and ethical business conduct. The following corporate governance resources reflect this commitment and provide a framework within which directors and management operate the business.
Corporate Governance Resources
Information related to our corporate governance is available on our website at www.apog.com by clicking on “Investors,” selecting “Governance” and then selecting the applicable document or information. This information includes:
•Board and Committee Composition
•Board Committee Charters
•Our Code of Business Ethics and Conduct, including our Code of Conduct Hotline
•How to Contact the Board
•Our Corporate Governance Guidelines
•Our Restated Articles of Incorporation, as amended
•Our Amended and Restated By-laws
•Our Conflict Minerals Policy and related resources
Information relating to our management team is also available on our website at www.apog.com by clicking on “About Us” and then selecting “Leadership.”
Code of Business Ethics and Conduct
Our Board of Directors has adopted our Code of Business Ethics and Conduct (our “Code of Conduct”), which is a statement of our high standards for ethical behavior and legal compliance. All employees and members of our Board of Directors are required to comply with our Code of Conduct and receive training and certification on our Code of Conduct each year. For employees suspecting a violation of our Code of Conduct, we maintain an independent hotline available 24/7 that allows both anonymous and confidential reporting.
Corporate Governance Guidelines
Our Corporate Governance Guidelines outline the role, composition, qualifications, operation and other policies applicable to our Board of Directors and are revised as necessary to reflect evolving corporate governance practices.
Communications with Our Board of Directors
Our stakeholders may communicate directly with our Board of Directors, our Independent Chair or any other specified individual director in writing by (i) sending a letter addressed to Apogee Directors, Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, Minnesota 55435, or (ii) sending an email to Directors@apog.com. Substantive communications, such as corporate governance matters or potential issues relating to accounting, internal controls or other auditing matters, are forwarded by our Chief Legal Officer to the relevant director(s) as appropriate. Communications not requiring the substantive attention of our Board, such as employment inquiries, sales solicitations, donation requests, questions about our products, and other such matters, are handled directly by our management team.

Director Independence
Under our Corporate Governance Guidelines, a substantial majority of the directors on our Board, and all members of our Audit, Compensation, and Nominating and Corporate Governance Committees (collectively, the “Committees”) must be independent. Each year, in accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the Nasdaq listing standards and applicable SEC rules.
Our Nominating and Corporate Governance Committee reviewed the applicable legal standards for Board member and Committee member independence and reported on its review to our Board of Directors. Based on this review, our Board of Directors has determined that the following non-employee directors are independent and have no material relationship with the Company except serving as a director and holding shares of our common stock: Christina M. Alvord, Frank G. Heard, Lloyd E. Johnson, Elizabeth M. Lilly, Donald A. Nolan, Herbert K. Parker, Mark A. Pompa and Patricia K. Wagner. Our Board of Directors has determined that Ty R. Silberhorn is not independent because he serves as an officer of the Company.
Board Leadership Structure
Mr. Nolan has served as our Independent Chair since January 2020. The Independent Chair of our Board chairs our annual meeting of shareholders, the meetings of our Board of Directors and executive sessions of our independent directors. In addition, the Independent Chair of our Board, in consultation with our Chief Executive Officer, establishes the agenda for each meeting of our Board of Directors. The Independent Chair also attends Committee meetings as an ad hoc member, participates in discussions but does not vote on Committee matters, and serves as the primary liaison between the senior management team and the Board. The Board believes that having an Independent Chair provides independent leadership on the Board and enables our Chief Executive Officer to focus his time and energy on development of strategy, operational improvements and leadership of the management and employee teams. The Board believes that this division of responsibilities serves the Board, the Company, and our shareholders well.
The Board recognizes that there are circumstances when combining the Independent Chair and Chief Executive Officer roles may be appropriate, such as for an interim period when either leader becomes incapacitated, or in the course of Independent Chair or Chief Executive Officer transitions.
Criteria for Membership on Our Board of Directors
Director candidates should possess the highest personal and professional ethics, integrity and values; be committed to representing the long-term interests of our stakeholders; have an inquisitive and objective perspective, practical wisdom and mature judgment; and be willing to challenge management in a constructive manner. Our Board of Directors strives for membership that is diverse in gender, race, ethnicity, age, geographic location, and business skills and experience at policy-making levels.
Director Time Commitment and Other Board Service
In addition, director candidates must be willing to devote sufficient time to carrying out their duties and responsibilities and should be committed to serving on our Board of Directors for an extended period of time. It is the policy of the Board that a non-employee director should not serve on the board of directors of more than four other publicly-held corporation unless approved by the majority of the directors.
Procedure for Evaluating Director Nominees
Our Nominating and Corporate Governance Committee’s procedure for reviewing the qualifications of all nominees for membership on our Board of Directors includes making a preliminary assessment of each proposed nominee, based upon resume and biographical information, willingness to serve and other background information, business experience and leadership skills. Our Board believes that its membership should reflect a diversity of experience, skills, geography, gender, race and ethnicity, and invites directors to annually self-identify certain diversity characteristics that may inform their perspectives and contributions to the Board. The Committee considers each of these factors when evaluating our Board composition, and it considers these factors on an ongoing basis as it identifies and evaluates director candidates. All director candidates who continue in the process are then interviewed by members of our Nominating and Corporate Governance Committee and other current directors. Our Nominating and Corporate Governance Committee makes recommendations to our Board of Directors for inclusion in the slate of director nominees at a meeting of shareholders, or for appointment by our Board of Directors to fill a vacancy. Prior to recommending a director to stand for re-election for another term, our Nominating and Corporate Governance Committee applies its director candidate selection criteria, including a director’s past contributions to our Board of Directors, effectiveness as a director, and desire to continue to serve as a director.
Board Refreshment and Retirement Policy
Our Company has an active board refreshment program. As a mechanism to encourage director refreshment, our Board of Directors has established a policy that no individual may stand for election to our Board after their 72nd birthday, unless otherwise approved by a majority of our directors.
Over 40% of our directors have joined our Board in the last five years: Christina M. Alvord, Frank G. Heard and Elizabeth M. Lilly in fiscal 2020 and Ty R. Silberhorn in fiscal 2021. Following the retirement of Mr. Heard, upon the completion of our 2025 Annual Meeting three of our eight directors will have five or fewer years of tenure on our Board.
Stock Ownership Guidelines for Non-Employee Directors
Our Board of Directors has established director stock ownership guidelines that encourage share ownership by our directors of four times an amount equal to the annual Board retainer to be achieved within five years of first being elected as a director. For fiscal 2025, the annual Board retainer was $75,000. In calculating share ownership of our non-employee directors, we include shares of restricted stock, restricted stock units and deferred restricted stock units issued pursuant to our 2009 Director Stock Plan, 2019 Director Stock Plan and phantom stock units issued pursuant to our Deferred Compensation Plan for Non-Employee Directors. Shares are valued based on the average closing price of our common stock for the most recently completed fiscal year. As of February 28, 2025, the last trading day of fiscal 2025, all our non-employee directors exceeded our stock ownership guidelines.
Board Meetings and 2024 Annual Meeting of Shareholders
During fiscal 2025, our Board of Directors met nine times and our non-employee directors met in executive session without our Chief Executive Officer or any other members of management being present at each regular meeting. Each of our directors attended more than 75% of the regularly scheduled and special meetings of our Board of Directors and our Committees on which they served during fiscal 2025.
All members of our Board of Directors are expected to attend our annual meeting of shareholders, and all members of our Board of Directors who continued to serve on our Board after our 2024 Annual Meeting of Shareholders attended such meeting via the virtual meeting platform.
Board Committee Responsibilities, Meetings and Membership
We currently have three standing Committees: Audit, Compensation, and Nominating and Corporate Governance. Each Committee operates under a written charter that is available on our website at www.apog.com by clicking on “Investors” and selecting “Governance” and then clicking on the applicable Board Committee. Each Committee member meets the applicable independence and experience requirements of the Nasdaq listing standards and the SEC for the Committees on which they serve. While our Committees are responsible for various aspects of our environmental, social and governance sustainability program, currently our full Board oversees the Company's strategies and material initiatives relating to corporate responsibility, including cybersecurity and climate-related risk.

Board Committee	Responsibilities

AUDIT COMMITTEE
All Members Independent
This Committee has oversight responsibilities for our independent registered public accounting firm.
Messrs. L. Johnson, Heard and Pompa are “audit committee financial experts” under the rules of the SEC.

•Directly responsible for the appointment, compensation, retention, termination, evaluation and oversight of the work of, and ascertaining the independence of, the independent registered public accounting firm.
•Oversees our system of financial controls, internal audit procedures and internal audit function.
•Oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices.
•Assesses and establishes policies and procedures to manage our financial reporting and internal control risk.
•Establishes policies and procedures for the pre-approval of all services by our independent registered public accounting firm.
•Establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters.

COMPENSATION COMMITTEE All Members Independent This Committee administers our executive compensation program. Each member is a “non-employee” director, as defined in the Exchange Act.
•Establishes our executive compensation philosophy and compensation programs that comply with this philosophy.
•Evaluates the Chief Executive Officer’s performance in light of approved goals and objectives and recommends to the Board for its approval the Chief Executive Officer’s compensation, including base salary, annual incentive compensation and long-term incentive compensation.
•Determines the compensation of our executive officers (other than the Chief Executive Officer) and other members of senior management.
•Responsible for annual assessment of the risk associated with our compensation programs, policies and practices.
•Administers our 2019 Stock Incentive Plan in which our employees participate.
•Administers our annual cash and long-term incentive plans for executive officers and other members of senior management.
•Administers our clawback policies.
•Directly responsible for the appointment, compensation, retention and oversight of the independent compensation consultant.
•Reviews and reports to the Board on the Company's initiatives with respect to, and the risks associated with human capital management matters.

Board Committee	Responsibilities

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE All Members Independent This Committee identifies and evaluates Board candidates and oversees our corporate governance practices.
•Develops a Board succession plan and establishes and implements procedures to review the qualifications for membership on our Board of Directors, including nominees recommended by shareholders.
•Assesses our compliance with our Corporate Governance Guidelines.
•Reviews our organizational structure and senior management succession plans.
•Makes recommendations to our Board of Directors regarding the composition and responsibilities of our Committees and compensation for directors.
•Administers an annual performance review of our Committees, Board of Directors as a whole and our directors whose terms are expiring.
•Administers an annual review of the performance of our Chief Executive Officer, which includes soliciting assessments from all non-employee directors.
•Administers our 2009 Director Stock Plan, 2019 Director Stock Plan, Deferred Compensation Plan for Non-Employee Directors, and 2021 Deferred Compensation Plan for Non-Employee Directors in which our non-employee directors participate.

The table below provides current membership and fiscal 2025 meeting information for each of our Committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Christina M. Alvord	M		M
Frank G. Heard	M/FE		M
Lloyd E. Johnson	M/FE	M
Elizabeth M. Lilly	M	M
Donald A. Nolan	Ad hoc	Ad hoc	Ad hoc
Herbert K. Parker		M	C
Mark A. Pompa	C/FE	M
Patricia K. Wagner		C	M
Fiscal 2025 Meetings	7	6	5
C = Committee Chair  M = Committee Member  FE = Audit Committee Financial Expert
Risk Oversight by Our Board of Directors and Management
Committee Roles in Risk Management
Our Board of Directors oversees our enterprise risk management processes, focusing on our business, strategic, financial, operational, information technology, cybersecurity, climate-related and overall enterprise risk. Our Board determined that oversight of our Company’s strategy and overall enterprise risk management program is more effective when performed by the full Board, utilizing the skills and experiences of all directors. In addition, our Board of Directors executes its overall responsibility for risk management through its Committees as follows:
•Our Audit Committee has primary responsibility for risk management relating to the reliability of our financial reporting processes, system of internal controls and corporate compliance program. Our Audit

Committee receives quarterly reports from management, our independent registered public accounting firm and the Company's internal audit function regarding our financial reporting processes, internal controls and public filings. It also receives quarterly updates from management regarding Code of Conduct matters, litigation and legal claims, and other compliance matters.
•Our Compensation Committee, with assistance from its independent compensation consultant, oversees risk management associated with our compensation programs, policies and practices with respect to both executive compensation and compensation in general, and reviews human capital management matters including diversity, equity and inclusion.
•Our Nominating and Corporate Governance Committee oversees risk management associated with succession planning, non-employee director compensation, overall Board of Directors and Board Committee performance, and corporate governance practices.
Management's Role in Risk Management
The Company's Enterprise Risk Management committee, or ERM, assists us in achieving our business objectives by creating a systematic approach to anticipate, analyze and review material risks. The ERM committee meets with the Company's executives and senior leaders, and presents to the Board at least twice per year on the probability, potential impact and timeframe of impact of the identified risks.
Sustainability and Human Capital Resources
At Apogee, our Core Values are the foundation of our culture, and they are reflected in our commitment to sustainability and to developing our employees to their full potential.
Additional information related to our sustainability efforts, human capital management and environmental responsibility efforts is available on our website at www.apog.com by clicking “Sustainability.”
Sustainability Focus
As a leading provider of architectural products and services, we are committed to integrating sustainable business practices and environmental stewardship throughout our business. Our company-wide commitment to sustainable business practices is focused on delivering long-term profitable growth, while carefully stewarding the resources entrusted to us and delivering products and services that address our customers’ increasing focus on energy efficiency, reducing their greenhouse gas emissions, and other performance requirements.

Our Sustainability Strategy
The key areas of focus for Apogee's Sustainability Strategy are:
Environment
We understand our responsibility to protect the environment and be responsible stewards of the resources entrusted to us. Through our Apogee Management System we will continue to focus on incorporating environmentally sustainable manufacturing processes, eliminating waste, and minimizing our resource consumption. To further our efforts, in fiscal 2024, we calculated and publicly disclosed our baseline Scope 1 and Scope 2 greenhouse gas emissions, along with data on enterprise-wide energy consumption. We plan to use this data to evaluate new opportunities for reducing our emissions and energy use.
Our architectural products and services are key enablers of green building and sustainable design. We have long been at the forefront of developing innovative products and services that conserve resources and help architects and building owners achieve their sustainability goals, such as attaining Leadership in Energy and Environmental Design ("LEED") certifications. Our high-performance thermal framing systems, energy-efficient architectural glass, and other products are designed to help improve building energy efficiency, reduce greenhouse gas emissions, and increase security and comfort for building occupants. Our products are made primarily with glass and aluminum components, which are recyclable at the end of their useful lives. In addition, many of our framing products can be specified with recycled aluminum content.
Our commitment to sustainable business practices and environmental stewardship also extends to our own operations, including incorporating environmentally sustainable manufacturing processes, eliminating waste, and minimizing our resource consumption. We have adopted an enterprise-wide Environmental, Health, and Safety policy that serves as a guide for our employees to conduct business in a manner that protects the environment and ensures compliance with applicable environmental laws and regulations.
We have waste reduction and recycling programs in place across our locations that will divert hundreds of tons of materials from the waste stream each year. We recycle numerous types of materials, including aluminum scrap, glass cullet, packaging, crating materials and cardboard, paper waste, solvent, and waste oil. Our facility and operations teams will continually seek innovative ways to reduce our environmental impact, including installing energy-efficient LED lighting, reducing resource consumption and waste, and utilizing reusable shipping containers.
Our People
At Apogee, we understand that our Company is only as strong as our people. We continually focus on strengthening our team, ensuring we have the talent and skills across our organization to consistently deliver the innovative products, technical expertise, and dependable customer service that sets us apart. For additional information on our health, wellness, safety, diversity and equal opportunity initiatives see our "Human Capital Resources" section below.
We also strive to make a difference in the communities where we operate. Apogee has a long legacy of giving back to the communities where we do business through volunteerism, donations, and financial support. We will continue to work to strengthen the communities where we operate by investing in our business and creating good jobs.
Governance
We recognize that sound oversight is critical to our ability to effectively plan and execute our long-term goals. As outlined in our Corporate Governance Guidelines, our Board of Directors, directly and through its Committees, has overall responsibility for the Company's risk oversight as well as corporate responsibility, including environmental, social, and governance matters and climate-related risk. The Board's Compensation Committee provides oversight of our human capital management resources. The full Board of Directors is updated on our sustainability initiatives and strategy at least two times per year.

Human Capital Resources
Our commitment to sustainability begins with our people. We continually focus on strengthening our team to ensure that we have the capabilities in place to consistently deliver for our customers. Apogee has an enterprise-wide talent management program in place to hire, train, and develop a diverse team of employees and leaders. We are also committed to our employees’ safety and wellness, with a robust workplace safety program, comprehensive benefit packages, and wellness initiatives to promote healthy lifestyles.
Competition for qualified employees in the markets and industries in which we operate is significant, and the success of our Company depends on our ability to attract, select, develop, and retain a productive and engaged workforce. Investing in our employees and their well-being, offering competitive compensation and benefits, promoting diversity and inclusion, and adopting positive human capital management practices are critical components of our corporate strategy.
Health, Wellness and Safety
The safety of our employees is integral to our Company. Providing a safe and secure work environment is one of our highest priorities and we devote significant time and resources to workplace safety. Our safety programs are designed to comply with stringent regulatory requirements and to meet or exceed best practices in our industry. This commitment requires focus and dedication to fundamental aspects of our business to minimize the risk of accidents, injury, and exposure to health hazards.
In fiscal 2025, we continued to improve our enterprise-wide health and safety program which centralizes oversight of workplace safety and actively shares best practices across our business. Our Apogee Safety Council, which manages our enterprise-wide health and safety program, met regularly to review facility-level performance, maintain policies, and provide short- and long-term plans to achieve our ambition of achieving an accident incident rate of zero.
We utilize a safety culture assessment process along with safety compliance audits to monitor safety programs within our businesses. These annual assessments and audits provide suggestions for continuous improvement in safety programs and measure employee engagement. In addition, the programs encourage the development of a proactive, interdependent safety culture in which leadership and employees interact to ensure safety is viewed as everyone’s responsibility. Our leadership team and Board of Directors are briefed regularly on our safety performance metrics.
We offer comprehensive health and wellness programs for our employees. In addition to standard health programs including medical insurance and preventive care, we have a variety of resources available to employees relating to physical and mental wellness. We also conduct employee engagement surveys at the site level annually to hear directly from our employees with respect to what we are doing well, in addition to areas where they may need additional support.
Equal Opportunity
We strive to promote a workplace where each employee’s abilities are recognized, respected, and utilized to further our goals. Our aim is to create an environment where people feel included as a part of a team because of their diversity of outlooks, perspectives, and characteristics and have an equal opportunity to add value to our Company. We work to create a culture of inclusion, reduce bias in our talent practices, and invest in and engage with our communities. We conduct diversity and Code of Conduct trainings with employees and managers annually to define our expectations on creating an inclusive and diverse workplace, where all individuals feel respected and part of a team regardless of their race, national origin, ethnicity, gender, age, religion, disability, sexual orientation or gender identity.
Talent Management and Development
Our talent management program is focused on developing employees and leaders to meet the Company’s evolving needs. Employees are able to track and manage their growth through a performance management system and managers actively engage with their employees to provide coaching and feedback, identify training and development opportunities to improve performance in the employee’s current role, and to position the employee for future growth. Training and development opportunities include new-hire training, job specific training, stretch assignments, and safety training.

We also offer leadership development opportunities, such as our Apogee Leadership and Apogee Senior Leadership Programs, along with technical training for engineers, designers and sales staff. In addition, we offer an education assistance program in which certain eligible employees receive tuition reimbursement to help defray the costs associated with their continuing education. Our executive leadership and Human Resources teams regularly conduct talent reviews and succession planning to assist with meeting critical talent and leadership needs.
Certain Relationships and Related Transactions
We have established written policies and procedures (the “Related Person Transactions Policy”) to assist us in reviewing transactions in excess of $120,000 involving our Company and our subsidiaries and Related Persons (“Related Persons Transactions”). A Related Person includes our Company’s directors, director nominees, executive officers and beneficial owners of 5% or more of our Company’s common stock and their respective Immediate Family Members (as defined in our Related Person Transactions Policy). Our Related Person Transactions Policy supplements our Code of Business Ethics and Conduct Conflict of Interest Policy, which applies to all of our employees and directors.
Our Related Person Transactions Policy requires any Related Person Transaction to be promptly reported to the Chair of our Nominating and Corporate Governance Committee. In approving, ratifying or rejecting a Related Person Transaction, our Nominating and Corporate Governance Committee will consider such information as it deems important to determine if the Related Person Transaction is fair to our Company. Our Conflict of Interest Policy requires our employees and directors to report to our Chief Legal Officer any potential conflict of interest situation involving any employee or director, or their Immediate Family Members. During fiscal 2025, there were no Related Party Transactions involving a Related Person, as defined in the policy.

Insider Trading and Tipping and Hedging Policy
We have an Insider Trading and Tipping and Hedging Policy (“Insider Trading Policy”) that governs the purchase, sale, or other disposition of the Company's securities by our Company's directors, Section 16 officers, employees and related parties. Our Insider Trading Policy was reasonably designed to comply with applicable insider trading laws, rules and regulations, and listing requirements. Our Insider Trading Policy prohibits our Company's directors, Section 16 officers and employees from trading in the Company's securities while aware of material non-public information subject to certain exceptions, including pre-arranged trading programs pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934. Directors and Section 16 officers are required to seek pre-clearance and approval of their transactions in the Company's securities by our Chief Legal Officer, and to comply with the Company's prescribed trading window. Our Insider Trading Policy also, among other things, prohibits tipping or disclosing material non-public information to others, and prohibits our Company's directors, Section 16 officers and employees from short selling, hedging and pledging the Company's stock. In addition, with regard to the Company's trading in its own securities, it is the Company's policy to comply with the federal securities laws and the applicable exchange listing requirements. A copy of our Insider Trading Policy can be found as Exhibit 19 to our most recent Annual Report on Form 10-K.

Non-Employee Director Compensation
Non-Employee Director Compensation Arrangements During Fiscal 2025
We structure director compensation to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of our shareholders.
Our Board of Directors approves the compensation for members of our Board of Directors and Committees based on the recommendations of our Nominating and Corporate Governance Committee. We target compensation for service on our Board of Directors and Committees generally at the 50th percentile for board service at companies in our peer group of companies, using the same peer group used for executive compensation purposes. Generally, our Nominating and Corporate Governance Committee reviews and discusses the compensation data and analysis provided by management with assistance from the Company's independent compensation consultant. Our Chief Executive Officer participates in the discussions on compensation for members of our Board of Directors. Directors who are employees receive no additional compensation for serving on our Board of Directors.
The following table describes the compensation arrangements with our non-employee directors as of the end of fiscal 2025. During fiscal 2025, we increased annual cash retainers for Board members from $65,000 to $75,000, following the foregoing analysis, in order to maintain a market-competitive compensation package for our non-employee directors.

Compensation	Fiscal 2025
Annual Cash Retainers:
Independent Chair of the Board	$135,000
Board Member	75,000
Audit Committee Chair	30,000
Audit Committee Member	15,000
Compensation Committee Chair	25,000
Compensation Committee Member	10,000
Nominating and Corporate Governance Committee Chair	25,000
Nominating and Corporate Governance Committee Member	10,000
Annual Equity Grant Board of Directors Chair	135,000	(1)
Annual Equity Grant	115,000	(1)
Charitable Matching Contributions Program	$2,000 maximum aggregate annual match
_________________
(1)On June 20, 2024, we granted a restricted stock award of 2,223 shares to Mr. Nolan, having a value of approximately $135,000 on the date of grant, and restricted stock awards of 1,893 shares to each other non-employee director having a value of approximately $115,000 on the date of grant. The awards vest over three years in equal annual installments on the anniversaries of the grant date. See “Fiscal 2025 Non-Employee Director Compensation Table” beginning on page 30 for additional details.
Annual Equity Awards
Annual equity awards to non-employee directors, which may be restricted stock or restricted stock units, are issued pursuant to our 2019 Director Stock Plan. Each non-employee director receives a prorated award on or about the date they are first elected to our Board and annually on or about the date of our annual meeting of shareholders if their term continues after such meeting. The dollar value of the award is determined by our Board of Directors in June of each year, after recommendation by our Nominating and Corporate Governance Committee and in consideration of various factors, including market data and trends. We target the equity-based compensation received by non-employee directors at approximately the 50th percentile of our peer group of companies. Equity awards generally vest in three equal annual installments over a three-year vesting period. Upon issuance of restricted stock, each holder is entitled to the rights of a shareholder, including the right to vote the shares of restricted stock. Generally, we issue restricted stock unit awards (instead of restricted stock awards) to our non-employee directors who are not residents of the United States. For restricted stock awards made pursuant to our 2019 Director Stock Plan, dividends or other distributions (whether cash, stock or otherwise) will accrue during the vesting period and will be paid only upon vesting. Awards will be forfeited upon the termination of a director’s service, unless the director is terminated by the Company due to retirement, death or disability, in which case restricted stock will accelerate and vest. If a change in control (as defined in the 2019 Director Stock Plan) occurs, any award shall vest immediately.
Director Deferred Compensation Arrangements
Deferral of Equity Awards
In lieu of receiving a restricted stock award, non-employee directors have the option to receive a deferred restricted stock unit award, pursuant to the Restricted Stock Deferral Program adopted by our Board under our 2019 Director Stock Plan. By electing to receive a deferred restricted stock unit award, a director can defer receipt of all or a portion of any award. Each non-employee director who receives a deferred restricted stock unit award in lieu of an award receives a credit of shares of our common stock in an amount equal to the number of shares or units they would have received pursuant to the award. The account is also credited, as of the crediting date, with an amount equal to the dividend paid on one share of our common stock multiplied by the number of shares or units credited to each account. Non-employee directors receiving a deferred restricted stock unit award may elect to receive the amounts credited to their account at a fixed date, at age 70, or following death or retirement from our Board of Directors. The deferred restricted stock unit awards and related accumulated dividends are paid out in the form of shares of our common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election. This is an unfunded book-entry plan and no trust or other vehicle has been established to hold any shares of our common stock.
Deferral of Cash Retainers
Under our prior Deferred Compensation Plan for Non-Employee Directors, which was in effect through December 31, 2021, participants could elect to defer all or a portion of their annual cash retainer into deferred stock accounts. There was no Company match on amounts deferred by our non-employee directors under such plan. Each participating director received a credit of shares of our common stock in an amount equal to the amount of annual cash retainer deferred divided by the fair market value of one share of our common stock as of the crediting date. These accounts also were credited, as of the crediting date, with an amount equal to the dividend paid on one share of our common stock multiplied by the number of shares credited to each account. Participating directors may elect to receive the amounts credited to their accounts at a fixed date, at age 70, or following death or retirement from our Board of Directors. The deferred amounts are paid out in the form of shares of our common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election. This plan is an unfunded, book-entry, “phantom stock unit” plan, as no trust or other vehicle has been established to hold any shares of our common stock.
Effective as of January 1, 2022, non-employee directors could elect to defer all or a portion of their annual cash retainer into the 2021 Deferred Compensation Plan for Non-Employee Directors. Under this plan, we credit a participant’s plan account with earnings based on the participant’s investment allocation among a menu of hypothetical investment fund options. An Apogee common stock fund is not one of the investment options available under this plan. Participants may elect to receive the amounts credited to their accounts at a fixed date or following retirement from our Board of Directors. Like the prior plan, all amounts paid under this plan are paid from our general assets and are subject to the claims of our creditors. The material terms of this plan are otherwise comparable to those of the prior plan.
Charitable Matching Contributions Program for Non-Employee Directors
Under our Charitable Matching Contributions Program for Non-Employee Directors, we match cash or publicly-traded stock contributions made by our non-employee directors to approved charitable organizations that are exempt from federal income tax up to a maximum aggregate amount of $2,000 per eligible non-employee director per calendar year.

Fiscal 2025 Non-Employee Director Compensation Table
The following table shows the compensation paid to our non-employee directors for fiscal 2025.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Christina M. Alvord	100,000	114,981	11,327	226,308
Frank G. Heard(4)	100,000	114,981	—	214,981
Lloyd E. Johnson	105,000	114,981	22,242	242,223
Elizabeth M. Lilly	100,000	114,981	7,745	222,726
Donald A. Nolan	135,000	135,025	40,605	310,630
Herbert K. Parker	110,000	114,981	5,030	230,011
Mark A. Pompa	110,000	114,981	30,537	255,518
Patricia K. Wagner	110,000	114,981	5,030	230,011
___________________________
(1)Includes cash retainers, including any retainers deferred by non-employee directors under our 2021 Deferred Compensation Plan for Non-Employee Directors. During fiscal 2025, Messrs. Nolan and Pompa were our only non-employee directors to defer all or a portion of their annual cash retainer pursuant to our 2021 Deferred Compensation Plan for Non-Employee Directors.
(2)The amounts in this column are calculated based on the fair market value of our common stock on the date the award was made in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). On June 20, 2024, Mr. Nolan and each of our non-employee directors received a restricted stock award or restricted stock unit award or, if a director elected to defer receipt of all or a portion of their restricted stock award, a deferred restricted stock unit award, of 2,223 shares in the case of Mr. Nolan, and 1,893 shares to all other non-employee directors. The closing price of our common stock on the Nasdaq Global Select Market on June 20, 2024, the date of grant, was $60.74. The table below sets forth certain information with respect to the aggregate number of shares of unvested restricted stock, deferred restricted stock units, restricted stock units, and deferred phantom stock units including shares from dividends credited to the account, held by our non-employee directors as of March 1, 2025, the last day of fiscal 2025.

Name	Aggregate Number of Shares of Restricted Stock (#)	Aggregate Number of Deferred Restricted Stock Units (#)	Aggregate Number of Restricted Stock Units (#)	Aggregate Number of Deferred Phantom Stock Units (#)
Christina M. Alvord	—	7,278	—	—
Frank G. Heard	—	—	4,423	—
Lloyd E. Johnson	—	18,531	—	—
Elizabeth M. Lilly	1,325	3,758	—	—
Donald A. Nolan	—	26,232	—	10,267
Herbert K. Parker	4,423	—	—	—
Mark A. Pompa	—	21,113	—	9,748
Patricia K. Wagner	4,423	—	—	—
(3)This column includes dividends and dividend equivalents paid or accrued on shares of restricted stock and deferred restricted stock unit awards issued pursuant to our 2009 Director Stock Plan; dividends and dividend equivalents accrued on shares of restricted stock, restricted stock units and deferred restricted stock units, issued pursuant to our 2019 Director Stock Plan; dividend equivalents paid on phantom stock units issued pursuant to our Deferred Compensation Plan for Non-Employee Directors; and matching contributions pursuant to our Charitable Matching Contributions Program for Non-Employee Directors.

The table below sets forth the amounts contributed or paid by the Company for our non-employee directors pursuant to such plans with respect to fiscal 2025.

Name	Dividends Paid or Accrued on Shares of Restricted Stock ($)	Dividend Equivalents Paid or Accrued on Deferred Restricted Stock Units ($)	Dividend Equivalents Paid on Phantom Stock Units ($)	Matching Contributions under our Charitable Matching Contributions Program for Non- Employee Directors ($)	Total All Other Compen- sation ($)
Christina M. Alvord	2,485	6,842	—	2,000	11,327
Frank G. Heard	—	—	—	—	—
Lloyd E. Johnson	—	20,242	—	2,000	22,242
Elizabeth M. Lilly	4,440	3,305	—	—	7,745
Donald A. Nolan	2,485	25,804	10,316	2,000	40,605
Herbert K. Parker	5,030	—	—	—	5,030
Mark A. Pompa	—	20,743	9,794	—	30,537
Patricia K. Wagner	5,030	—	—	—	5,030
(4)    On April 22, 2025, Class III director Frank G. Heard informed the Board that he would retire from the Board and would not stand for re-election at the Annual Meeting.

Executive Compensation
Compensation Committee Report
Our Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis section with management and the Committee’s independent compensation consultant. Based on its review and discussions with management, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2025 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended March 1, 2025.
Compensation Committee of the
Board of Directors of Apogee
Patricia K. Wagner, Chair
Lloyd E. Johnson
Elizabeth M. Lilly
Herbert K. Parker
Mark A. Pompa

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes Apogee’s executive compensation program for fiscal 2025. In particular, this section explains how our Compensation Committee (the “Committee”) made decisions related to compensation for our Named Executive Officers for fiscal 2025.
Our Named Executive Officers for fiscal 2025 were:
•Ty R. Silberhorn, Chief Executive Officer and President
•Matthew J. Osberg, Executive Vice President and Chief Financial Officer
•Brent C. Jewell, President, Architectural Glass ("Glass") Segment
•Troy R. Johnson, President, Architectural Services ("Services") Segment
~~•~~Raelyn A. Trende, Executive Vice President and Chief Human Resources Officer(1)
Messrs. Osberg, Jewell, and T. Johnson and Ms. Trende are collectively referred to as our “Other Named Executive Officers” in this Compensation Discussion and Analysis section.
______________
(1)    Ms. Trende joined the Company on July 29, 2024.

Executive Summary
About Apogee. Our Company is a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications. In fiscal 2025, we had net sales of $1.36 billion.
During the fourth quarter of fiscal 2025, our Company changed the names of two reporting segments to better reflect their product focus and capabilities. The previously named Architectural Framing Systems Segment is now referred to as the Architectural Metals Segment. The previously named Large-Scale Optical Segment is now referred to as the Performance Surfaces Segment. There were no changes in the products or brands included within each of the reportable segments as part of the change in segment names.

ARCHITECTURAL METALS

Designs, fabricates and finishes aluminum window, storefront and entrance systems

PERFORMANCE SURFACES

Develops and manufactures high performance coated materials for a variety of applications.
Percentage of
fiscal 2025 net sales
of $1.36 billion

ARCHITECTURAL GLASS

A single-source resource for high performance architectural glass products in non-residential buildings

ARCHITECTURAL SERVICES

One of the largest U.S. full-service building glass and curtainwall installation companies
Our Strategy. Our Company strategy is based on the following three key pillars:
1.Become the economic leader in our target markets. We have developed a deep understanding of our target markets and aligned our businesses with clear go-to-market strategies to drive value for our customers through differentiated product and service offerings. We are focused on operational execution, driving productivity improvements, and maintaining a competitive cost structure, so that we may bring more value to our customers and improve our own profitability.
2.Actively manage our portfolio to drive higher margins and returns. We are shifting our business mix toward higher operating margins offerings and improve our return on invested capital performance. We accomplish this by allocating resources to grow our top performing businesses, actively addressing underperforming businesses, and investing to add new differentiated product and service offerings to accelerate our growth and increase margins.
3.Strengthen our core capabilities. We are shifting from our historical, decentralized operating model, to one with center-led functional expertise that enables us to leverage the scale of the enterprise to better support the needs of the business. We have established a Company-wide operating system with common tools and processes that are based on the foundation of Lean and Continuous Improvement, which we call the Apogee Management System. Our strategy is supported by a robust talent management program and a commitment to strong governance to ensure compliance and drive sustainable performance.
We continually analyze our current portfolio of products, services, and capabilities to identify the best areas for future profitable growth. We also evaluate inorganic investments opportunities where we can deploy capital to acquire businesses that will be accretive to our long-term growth rate and operating margins.
In fiscal 2025, we drove further progress toward our strategic goals and these financial targets. We continued the deployment of the Apogee Management System across our business, supporting sustainable cost and productivity improvements. We invested in organic and inorganic growth initiatives, including the acquisition of UW Interco, LLC ("UW Solutions") and capacity expansion in the Performance Surfaces Segment as well as capacity expansion to support geographic growth in the Architectural Services segment. We continue to focus on offering differentiated products and services and diversifying the mix of architectural projects that we serve. We also advanced several initiatives to strengthen our core capabilities, driving the standardization of key business processes and systems, and strengthening talent management and leadership development.
Use of Non-GAAP Financial Measures
The following measures are not calculated in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported financial results of the Company in accordance with GAAP. Other companies may calculate these measures differently from us, thereby limiting the usefulness of the measures for comparison with others.
Adjusted return on invested capital ("Adjusted ROIC") is a non-GAAP financial measure defined as net earnings excluding interest expense, other income, and certain non-GAAP adjustments, all net of tax divided by average invested capital. We believe this measure is useful in understanding operational performance.
Adjusted diluted earnings per share ("Adjusted Diluted EPS") is a non-GAAP financial measure defined as diluted earnings per share excluding amounts that management does not consider part of core operating results. We believe this measure is useful in understanding operational performance.
Adjusted EBIT is a non-GAAP financial measure that we define as net earnings excluding interest expense, income tax expense, and certain non-GAAP adjustments. Segment Adjusted EBIT includes operating income related to intersegment sales transactions and other income and expense related to the segment and excludes certain corporate costs that are not allocated at a segment level. We believe these measures are useful in understanding operational profitability over time.

Our Fiscal 2025 Performance. In fiscal 2025, we continued to execute our strategy focusing on three pillars: working to become the economic leader in our target markets; actively managing our portfolio; and strengthening our core capabilities.

Summary of Fiscal 2025 Financial Results

Net Sales
•Consolidated net sales were $1.36 billion compared to $1.42 billion in fiscal 2024.
•Architectural Services Segment net sales were $419.9 million compared to $378.4 million in fiscal 2024.
•Architectural Glass Segment net sales were $322.2 million compared to $378.4 million in fiscal 2024.

Earnings	•Diluted earnings per share of $3.89 compared to $4.51 in fiscal 2024.

Operating Income
•Consolidated operating income was $118.1 million compared to $133.8 million in fiscal 2024.
•Architectural Services Segment operating income was $30.0 million compared to $11.8 million in fiscal 2024.
•Architectural Glass Segment operating income was $59.3 million compared to $68.0 million in fiscal 2024.

Operating Margin	•Operating margin was 8.7% compared to 9.4% in fiscal 2024.

Cash Flow	•Net cash provided by operating activities in fiscal 2025 was $125.2 million, compared to $204.2 million in fiscal 2024.

Shareholder Return
•We repurchased 786,690 shares of our common stock during fiscal 2025 at a total cost of $45.4 million.
•We paid dividends totaling $21.7 million during fiscal 2025 and increased our quarterly cash dividend 4% to $0.26 per share during the fourth quarter of fiscal 2025, our eleventh consecutive year with a dividend increase.
•We delivered annualized total shareholder return (TSR) of -14.65%, 12.08% and 2.22% over the past one-year, five-years and ten-years, respectively.

Executive Compensation Philosophy and Practices. Our compensation programs are designed to attract, motivate and retain executive talent to achieve success in both the short-term and long-term for our Company; pay for sustainable performance in an ever-changing environment; and align the interests of our executive officers with our shareholders. We continue to refine our executive compensation program to reflect changes in our business strategy and evolving executive compensation practices.

Our Executive Compensation Practices: (What We Do)	Beginning on Page	Executive Compensation Practices We Have Not Implemented or Have Discontinued: (What We Don’t Do)	Beginning on Page
We seek alignment of pay and performance each year. A significant portion of our compensation program is performance-based through the use of our short-term and long-term incentive plans.	37	Other than an initial employment agreement with Mr. Silberhorn (which expired in January 2024) and offer letters with Mr. Osberg and Ms. Trende when they were hired, we do not have employment contracts for our Named Executive Officers.	39
We review “tally sheets” and realizable pay and performance for our Named Executive Officers and use that information as a factor in making compensation decisions.	41	We generally do not pay annual incentive compensation if our Company is not profitable for the year.	43
The Compensation Committee annually determines whether its compensation consulting firm fully meets the stringent independence requirements under the final rules of the Dodd-Frank Act.	41	We do not pay dividends during the restricted periods on unvested equity awards made pursuant to our 2019 Stock Incentive Plan.	47
We evaluate share utilization by annually reviewing overhang and burn rates.	42	We do not provide tax reimbursement or tax “gross-ups” on any perquisites.	50
We have adopted share ownership guidelines, and we review compliance annually.	51	We do not allow hedging of company shares, as we have an anti-hedging policy that prohibits all employees and directors from engaging in hedging transactions in our Company’s securities, and an anti-pledging policy that prohibits executive officers and directors from pledging our shares as collateral for indebtedness.	51
We have clawback policies that comply with Nasdaq listing standards and go beyond that to cover a broader population of participants in our executive compensation program.	51	We do not believe any of our Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on our Company.	52
We mitigate undue compensation risk by utilizing caps on potential payments, multiple financial performance metrics, and different metrics for our annual cash incentives and long-term performance awards, as well as having robust Board and Board Committee processes to identify and manage risk.	52	We do not provide for excise tax “gross-ups” or “single triggers” in our change-in-control severance agreements.	61
We have change-in-control severance agreements with all of our Named Executive Officers that provide benefits only upon a “double trigger.”	61	We do not reprice underwater stock options or stock appreciation rights.

Our Executive Compensation Program. Total compensation for our executive officers includes a mix of short-term and long-term incentive compensation, and fixed and performance-based compensation. The charts below illustrate the fiscal 2025 target mix of short-term and long-term incentives, and fixed and performance-based compensation, for Mr. Silberhorn and our Other Named Executive Officers. This information is used by the Committee as a guideline in making compensation awards for our Named Executive Officers.

Fiscal 2025 Target Compensation Mix Chief Executive Officer

Short Term 38%	19%	Salary

	19%	Annual Cash Incentive at Target

Long Term 62%	25%	Restricted Stock Awards with Service-Based Vesting

	37%	Performance Awards at Target

Fiscal 2025 Target Compensation Mix Average - Other Named Executive Officers

Short Term 54%	33%	Base Salary

	21%	Annual Cash Incentive at Target

Long Term 46%	23%	Restricted Stock Award with Service-Based Vesting

	23%	Performance Awards at Target

The Role of Shareholder Vote on Say on Pay Proposal. Our Company provides our shareholders with the opportunity to cast an advisory vote on our Say on Pay Proposal annually. At our Company’s 2024 Annual Meeting of Shareholders held on June 20, 2024, 97.12% of the votes cast on the Say on Pay Proposal were voted in favor of ratification of the proposal. The Committee did not make any changes to its programs in response to this vote. The Committee will consider the outcome of our Company’s Say on Pay Proposal when making future compensation decisions.
Highlights of Fiscal 2025 Compensation Actions. The following section highlights the Committee’s key compensation decisions for fiscal 2025. These decisions were made after the Committee reviewed compensation data provided by its independent compensation consultant.
•Base Salaries. For fiscal 2025, Mr. Silberhorn, our Chief Executive Officer received a base salary increase of 3.56%. Among our Other Named Executive Officers, Messrs. Osberg, Jewell, and T. Johnson received base salary increases ranging from 2.39% to 2.71%. Ms. Trende, who joined the Company during fiscal 2025, did not receive a base salary increase. See "Fiscal 2025 Individual Compensation Actions" beginning on page 42 for a discussion of factors considering in establishing base salaries and subsequent increases.
•Annual Cash Incentive Payouts. Our annual cash incentive awards are designed to reward achievement of financial goals established in our annual operating plan. For Messrs. Silberhorn and Osberg, whose payouts were based on consolidated performance metrics, the fiscal 2025 annual cash incentive paid out at 84.04% of target, and for Messrs. Jewell and T. Johnson, the fiscal annual 2025 annual cash incentive paid out at 123.38% and 170.22% of target respectively. Ms. Trende, who joined the Company during fiscal 2025, received a fiscal 2025 cash incentive paid out at 100% of target as set forth in her "Offer Letter" as described below. See “Fiscal 2025 Annual Cash Incentive Payouts” on page 44 for a discussion of the metrics, goals and amounts paid to our Named Executive Officers for our annual cash incentive awards in fiscal 2025.
•Long-Term Incentive Awards. Our long-term incentive program for our Other Named Executive Officers is comprised of: (i) 50% time-based restricted stock awards that vest ratably over three years; and (ii) 50% performance awards with a three-year performance period, which settle 50% in cash and 50% in stock and are paid out at the end of the period based on the Company's cumulative Adjusted Diluted EPS and average Adjusted ROIC over the three-year performance period. We added Adjusted Diluted EPS in order to diversify and balance our performance metrics, incentivizing earnings growth as well as return on invested capital. Mr. Silberhorn's long-term incentive award in fiscal 2025 consisted of 40% time-based restricted stock and 60% performance awards with terms consistent with those provided to our Other Named Executive Officers. In fiscal 2025, Mr. Silberhorn received a restricted stock award valued at $1,211,581 and a performance award with a target payout of $1,817,386 and Messrs. Osberg, Jewell, and T. Johnson received stock awards with values ranging from $192,592 to $484,483 and performance awards with target payouts ranging from $256,774 to $484,491. Ms. Trende joined the Company on July 29, 2024. On that date, in addition to her new hire inducement award, Ms. Trende received a restricted award with a value of $245,970 and a performance award with a target payout of $246,019. See "Long-Term Incentive Compensation" beginning on page 46 for additional information about our long-term incentive program and fiscal 2025 awards.
•New Executive Vice President and Chief Human Resources Officer Appointment. In connection with Ms. Trende's appointment as Executive Vice President and Chief Human Resources Officer effective July 29, 2024, the Company and Ms. Trende entered into an "Offer Letter Agreement" (the "Offer Letter"). Pursuant to the terms of the Offer Letter, Ms. Trende is entitled to an initial annual base salary of $410,000 per year and a one-time sign-on bonus of $200,000 (which is subject to repayment if Ms. Trende left the Company during the first twelve months of her employment). This bonus was included in the Bonus column for fiscal 2025 in the "Summary Compensation Table" beginning on page 53. The Offer Letter also provided for the grant to Ms. Trende of $475,000 worth of restricted shares of the Company's stock, based on the closing price on Ms. Trende's hire date, which was included in the Stock Awards column for fiscal 2025 in the "Summary Compensation Table." Based on continued employment with the Company, 50% of such restricted shares vest twelve months after her hire date, and the remaining 50% will vest twenty-four months after her hire date. Ms. Trende participates in the Company's annual cash incentive plan, with a target cash incentive of 60% of base salary. The Offer Letter also provided Ms. Trende with a guaranteed fiscal 2025 annual cash incentive paid out at 100% of target. She received long-term incentive awards of time-based restricted stock valued at 60% of base salary, and a performance award with a target payout of 60% of base salary, with terms consistent with those provided to the Other Named Executive Officers.
Overview of Primary Compensation Elements
The table below provides an overview of the three primary compensation elements of our executive compensation program in fiscal 2025.

Compensation Element	Objective	How Determined	Market Positioning(1)	How Impacted by Performance
Base Salary and Benefits	Attract and retain executive officers through competitive pay and benefit programs.	Individual performance, experience, tenure, competitive market data and trends, internal equity and executive potential.	Targeted to be around the 50th percentile of for comparable roles at peer companies.	Adjusted based on factors including individual performance.
Annual Cash Incentive Compensation (Short-Term Incentive)	Create an incentive for the achievement of pre-defined annual Company financial performance results.
A percentage of base salary based on competitive market data and trends, and internal equity.
For actual bonus payouts – performance against pre-established criteria as set forth in our annual cash incentive plan.
			Targeted to be slightly below the 50th percentile for target total cash compensation.	Payout dependent on achievement of one-year Company financial performance against pre-established goals.
Long-Term Incentive Compensation •Restricted Stock (40% for Mr. Silberhorn, and 50% for other named executives); and •Performance Awards (60% for Mr. Silberhorn and 50% for other named executives)	Align the interests of executives with shareholders and focus executives on achieving long-term sustained performance, entrepreneurship and delivery of quality products and services, while creating appropriate retention incentives through the use of multi-year vesting schedules.	Individual performance, company performance, market data and trends, internal equity and executive potential. New hire, promotion and special awards. Internal equity and market data and trends.	Targeted generally to be at or slightly above the 50th percentile for target performance.
Performance award payouts vary based on company performance against pre-established goals; the restricted stock awards and the stock settled portion of the performance awards also vary based on stock price performance.

___________________________
(1)Actual pay levels may be above or below the targeted level depending on actual performance.
Determining Executive Compensation
Our executive compensation program is evaluated annually taking into consideration changes to our business strategy and annual operating plan, the economy and our competitive marketplace, a robust strategic goal setting process, and evolving executive compensation practices.
During the first quarter of each fiscal year, the performance of each of our Named Executive Officers is evaluated based on a subjective assessment of: (i) their executive leadership; (ii) enterprise competencies; and (iii) achievement of agreed-upon individual business objectives for the just-completed fiscal year. The annual performance evaluation of our Chief Executive Officer is administered by our Nominating and Corporate Governance Committee, with all non-employee directors participating in the performance evaluation, and the results of the Chief Executive Officer’s annual performance evaluation are reviewed by the Committee and our full Board. Our Chief Executive Officer conducts or participates in the annual performance evaluation of our Other Named Executive Officers and reviews the results with members of the Committee.
In establishing the elements and levels of compensation for a fiscal year, the Committee considers the annual performance evaluations of our Named Executive Officers and reviews its compensation consultant’s independent analyses of compensation based on comparable positions, using both published survey sources and company peer group data to determine our competitive positioning relative to the market. Our Chief Executive Officer makes recommendations to the Committee on compensation for our Other Named Executive Officers, but does not participate in the determination of his own compensation.
The Committee continuously monitors our compensation programs and annually reviews a compensation “tally sheet,” which lists total direct compensation (base salary, annual cash incentive compensation, and long-term incentive awards), perquisites, other elements of executive compensation, broad-based employee benefits and wealth accumulation through our Company equity and retirement plans for our Named Executive Officers; however, the compensation tally sheets are not used to make actual pay decisions. The Committee assesses historical pay and performance to ensure continued alignment of our compensation programs.
Consulting Assistance, Peer Group and Competitive Market
Compensation Consultant Independence. The Compensation Committee has the authority to retain independent compensation consultants to provide counsel and advice regarding compensation levels for our executive officers and related matters. The Committee retained the services of Willis Tower Watson (“WTW”) for fiscal 2025. The compensation consultant reports directly to the Committee, and the Committee can replace the compensation consultant or hire additional consultants at any time. During fiscal 2025, WTW attended each Committee meeting in person or by video conference, including executive sessions as requested, and consulted with the Chair of the Committee between meetings.
As required under the Dodd-Frank Act, the Committee has analyzed whether the work of WTW, as its compensation consultant, raises any conflict of interest, taking into consideration the following factors under the Nasdaq listing rules: (i) WTW does not provide any other services to our Company, except that WTW provided brokerage services for the Company’s property insurance and surety bonds in exchange for fees less than $120,000 in fiscal 2025; (ii) the amount of fees from our Company paid to WTW is less than 1% of WTW’s total revenue; (iii) WTW’s policies and procedures are designed to ensure independence; (iv) neither WTW, nor any member of its consulting team, has any business or personal relationship with any executive officer of our Company, and no member of their consulting team has any business or personal relationship with any member of the Committee; and (v) neither WTW, nor any member of its consulting team, owns any stock of our Company.
The Committee has determined, based on its analysis of the above factors, that WTW is independent of our Company and the work of WTW (and the individual compensation advisors employed by WTW) as compensation consultants to the Committee, and the additional services provided by WTW, have not created a conflict of interest. The Committee will continue to annually monitor the independence of its compensation consultant.
Peer Group. The selection criteria identified for determining and reviewing our Company’s peer group generally include:
•Companies with revenue within a similar range (0.33 to 3.0 multiple).
•Companies with market capitalization within a similar range (0.33 to 3.0 multiple).
•Companies with market capitalization to revenue ratio of 0.5 or greater.
•Companies in the same or similar industries.
•Companies with business model similarity, which may include the following:
–Coatings for special purposes;
–Construction materials, primarily for commercial or industrial applications;

–Specialized/customized product lines;
–Heavy-duty manufacturing operations and project-directed manufacturing; and
–Project-based businesses.
•Companies in the same geographic location (to a lesser degree).
•Companies included in the prior-year peer group, to help ensure year-over-year consistency (where appropriate).
The following 15 firms served as the Company’s peer group for fiscal 2025.

•American Woodmark Corporation	•H.B. Fuller Company
•Armstrong World Industries, Inc.	•Insteel Industries, Inc.
•AZZ Inc.	•Masonite International Corporation
•Eagle Materials Inc.	•PGT Innovations, Inc.
•EnPro Inc.	•Quaker Chemical Corporation
•Gibraltar Industries, Inc.	•Quanex Building Products Corporation
•Graco Inc.	•Tennant Company
•Griffon Corporation
Competitive Market. The Committee relies on its independent compensation consultant to help define the appropriate competitive market using a combination of the peer group companies and compensation surveys that contain market compensation information for similarly-sized organizations. The information on the competitive market is used by the Committee:
•As an input in designing our compensation plans and philosophy;
•As an input in assessing and developing base salary adjustments, annual cash incentive targets and long-term incentive ranges;
•To benchmark the form and mix of long-term incentive awards;
•To assess the competitiveness of total direct compensation awarded to our Named Executive Officers and certain of our other executives; and
•To benchmark dilution and overhang levels (dilutive impact on our shareholders of equity compensation) and annual burn rate (the aggregate shares awarded as a percentage of total outstanding shares).
Fiscal 2025 Individual Compensation Actions
Base Salary. Base salary reflects a fixed portion of the overall compensation package and is the base amount from which certain other compensation elements are determined. In making salary adjustments, the Committee considers the executive’s base salary relative to the market, our compensation philosophy and other factors, such as individual performance against business plans, leadership, initiatives, experience, knowledge and job criticality. For fiscal 2025, our Chief Executive Officer received a base salary increase of 3.56%. Messrs. Osberg, Jewell, and T. Johnson received base salary increases ranging from 2.39% to 2.71%. Ms. Trende, who joined the Company during fiscal 2025, did not receive a base salary increase.

Below is information on the base salaries of our Named Executive Officers for fiscal 2025.

Base Salary
Name	Fiscal 2025 Base Salary ($)	Percent Increase in Fiscal 2025 vs 2024 (%)
Ty R. Silberhorn	932,000	3.56
Matthew J. Osberg	646,000	2.54
Brent C. Jewell	455,000	2.71
Troy R. Johnson	428,000	2.39
Raelyn A.Trende(1)	410,000	—
Annual Cash Incentive Compensation. Annual cash incentive awards create an incentive for achievement of annual financial performance results. These results are measured against objective financial goals based on the annual operating plan approved by our Board of Directors.
The awards may be earned below or above target based on the achievement of one or more additional predetermined, objective performance goals based on the annual operating plan approved by our Board of Directors. At least one of the predetermined, objective performance goals must be met at the threshold level in order for any annual cash incentive to be paid to an executive.
Generally, if actual results are below threshold performance level for all performance goals or the Company is not profitable, the payout will be zero. If the threshold performance level for one or more, but not all, performance goals is achieved, less than 50% of the target award will be earned based on the weighting allocated to that specific performance goal. If the threshold performance level for all performance goals is achieved, 50% of the target award will be earned; if target performance level for all performance goals is achieved, 100% of the target award will be earned; and if maximum performance level for all performance goals is achieved, 200% of the target award will be earned. For any performance between these levels, award payouts will be interpolated.
___________________________
(1)Ms. Trende joined the Company on July 29, 2024, during fiscal 2025.

Fiscal 2025 Annual Cash Incentive Payouts. The tables below set forth certain information with respect to the fiscal 2025 annual cash incentive award payout ranges as a percentage of the fiscal 2025 salary for our Named Executive Officers.

Fiscal 2025 Annual Cash Incentive Compensation Ranges
Name	Threshold Payout as a Percentage of Fiscal 2025 Salary (%)(1)	Target Payout as a Percentage of Fiscal 2025 Salary (%)(2)	Maximum Payout as a Percentage of Fiscal 2025 Salary (%)(3)
Ty R. Silberhorn	12.50	100.00	200.00
Matthew J. Osberg	9.38	75.00	150.00
Brent C. Jewell	7.50	60.00	120.00
Troy R. Johnson	7.50	60.00	120.00
Raelyn A. Trende(4)	4.38	35.00	70.00
___________________________
(1)Assumes threshold performance level is achieved for only the performance goal with the lowest weighting and is not achieved for any other performance goals. If actual results are below threshold performance level for all performance goals, the payout will be zero.
(2)Assumes target performance level is achieved for all performance goals.
(3)Assumes maximum performance level is achieved or exceeded for all performance goals.
(4)Ms. Trende's actual payout is prorated based on her partial year of service, beginning on July 29, 2024.
The following table outlines the performance goals, weighting and performance levels and actual performance achievement for the fiscal 2025 performance cycle for all Named Executive Officers except for Messrs. Jewell and T. Johnson whose goals for serving as segment leaders are shown in the tables below this one.

Fiscal 2025 Annual Cash Incentive Performance Levels and Actual Performance – Messrs. Silberhorn, Osberg and Ms. Trende
Performance Goal	Weighting (%)	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)	Actual Performance ($ in millions)		Percentage Performance Achieved (%)
Consolidated Net Sales	25	1,320.000	1,400.000	1,460.000	1,329.010		55.63
Consolidated Adjusted EBIT	75	136.000	148.200	155.000	146.617	(1)	93.51
___________________________
(1)Consolidated Adjusted EBIT is a non-GAAP measure which is further defined on page 35, and reconciled to GAAP net earnings in Appendix A to this Proxy Statement.
The following table outlines the performance metrics, weighting and performance levels and actual performance achievement for the fiscal 2025 performance cycle for Mr. Jewell, whose annual cash incentive is based on a combination of consolidated performance goals and performance goals for the Glass Segment.

Fiscal 2025 Annual Cash Incentive Performance Levels and Actual Performance – Mr. Jewell
Performance Goal	Weighting (%)	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)	Actual Performance ($ in millions)		Percentage Performance Achieved (%)
Consolidated Adjusted EBIT	25	136.000	148.200	155.000	146.617	(1)	93.51
Glass Segment Net Sales	25	325.800	342.900	375.000	322.197		—
Glass Segment Adjusted EBIT	50	46.500	50.500	59.000	59.389		200.00

___________________________
(1)Consolidated and Segment Adjusted EBIT are non-GAAP measures which are further defined on page 35, and reconciled to GAAP net earnings in Appendix A to this Proxy Statement.
The following table outlines the performance metrics, weighting and performance levels and actual performance achievement for the fiscal 2025 performance cycle for Mr. T. Johnson, whose annual cash incentive is based on a combination of consolidated performance goals and performance goals for the Services Segment.

Fiscal 2025 Annual Cash Incentive Performance Levels and Actual Performance – Mr. T. Johnson
Performance Goal	Weighting (%)	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)	Actual Performance ($ in millions)		Percentage Performance Achieved (%)
Consolidated Adjusted EBIT	25	136.000	148.200	155.000	146.617	(1)	93.51
Services Segment Net Sales	25	374.300	394.000	423.000	419.861		187.37
Services Segment Adjusted EBIT	50	22.900	26.000	28.600	29.557		200.00
___________________________
(1)Consolidated and Segment Adjusted EBIT are non-GAAP measures which are further defined on page 35, and reconciled to GAAP net earnings in Appendix A to this Proxy Statement.

The following table sets forth certain information with respect to the fiscal 2025 annual cash incentive compensation payouts for each of our Named Executive Officers.

	Fiscal 2025 Annual Cash Incentive Payouts
	Performance Goals		Target Payout Opportunity		Actual Payout
Name	Metric	Weighting (%)	Percent of Fiscal 2025 Salary (%)	Amount ($)	Percent of Target (%)	Formula Payout Amount ($)	Percent of Fiscal 2025 Salary (%)
Ty R. Silberhorn	Consolidated Net Sales	25.00	25.00	233,000	55.63	129,618	13.91
	Consolidated Adjusted EBIT	75.00	75.00	699,000	93.51	653,635	70.13
		100.00	100.00	932,000	84.04	783,253	84.04
Matthew J. Osberg	Consolidated Net Sales	25.00	18.75	121,125	55.63	67,382	10.43
	Consolidated Adjusted EBIT	75.00	56.25	363,375	93.51	339,792	52.60
		100.00	75.00	484,500	84.04	407,174	63.03
Brent C. Jewell	Consolidated Adjusted EBIT	25.00	15.00	68,250	93.51	63,827	14.03
	Glass Segment Net Sales	25.00	15.00	68,250	—	—	—
	Glass Segment Adjusted EBIT	50.00	30.00	136,500	200.00	273,000	60.00
		100.00	60.00	273,000	123.38	336,827	74.03
Troy R. Johnson	Consolidated Adjusted EBIT	25.00	15.00	64,200	93.51	60,033	14.02
	Services Segment Net Sales	25.00	15.00	64,200	187.37	120,292	28.11
	Services Segment Adjusted EBIT	50.00	30.00	128,400	200.00	256,800	60.00
		100.00	60.00	256,800	170.22	437,125	102.13
Raelyn A. Trende(1)	Consolidated Net Sales	25.00	8.75	35,875	100.00	35,875	8.75
	Consolidated Adjusted EBIT	75.00	26.25	107,625	100.00	107,625	26.25
		100.00	35.00	143,500	100.00	143,500	35.00
___________________________
(1)Ms. Trende's actual payout is prorated based on her partial year of service, beginning on July 29, 2024. Her Offer Letter provided Ms. Trende with a guaranteed fiscal 2025 annual cash incentive paid out at 100% of target.
Consolidated and Segment Adjusted EBIT are non-GAAP financial measures which are further defined on page 35, and reconciled to GAAP net earnings in Appendix A to this Proxy Statement.
Segment net sales is defined as net sales for a certain segment and includes revenue related to intersegment transactions.
Long-Term Incentive Compensation. Our long-term incentive program is designed to align the interests of executives with shareholders and to focus executives on the achievement of long-term sustained performance, entrepreneurship, and delivery of quality products and services, while creating appropriate retention incentives through the use of multi-year vesting schedules.
In fiscal 2025, our long-term incentive program for our Named Executive Officers (other than Mr. Silberhorn) was comprised of 50% time-based restricted stock awards and 50% performance awards with a three-year performance period, each described in more detail below. Mr. Silberhorn’s long-term incentive award in fiscal 2025 consisted of 40% time-based restricted stock and 60% as a performance award.

Dividends or other distributions (whether cash, stock or otherwise) with respect to the awards will accrue during the three-year vesting or other performance period and will be paid only on the shares earned at the end of the period when shares are issued.
Restricted Stock Awards. Each year, the Committee approves a time-based restricted stock award for each executive with a preliminary target fixed dollar value based on a percentage of base salary, after reviewing long-term incentives for comparable roles at peer companies, and based on data provided by the independent compensation consultant. For our Chief Executive Officer, the Committee determines the award’s value after considering the results of our Chief Executive Officer’s most recent annual performance evaluation. For our Other Named Executive Officers, our Chief Executive Officer recommends to the Committee increases or decreases in the award’s value based on the executive’s contributions to the Company’s performance, future leadership potential, and subjective evaluation of their individual performance for the just completed fiscal year.
Restricted stock awards are granted under the 2019 Stock Incentive Plan, and they generally vest in three equal annual installments commencing on April 30 of the year following the date of the award. Upon issuance of the restricted stock, each holder is entitled to the rights of a shareholder, including the right to vote the shares of restricted stock. Restricted stock awards issued pursuant to the 2019 Stock Incentive Plan accrue dividends and other distributions during the vesting period, which will be paid only if the restricted stock vests. The following table summarizes the restricted stock awards granted to each of the Named Executive Officers in fiscal 2025.

Fiscal 2025 Restricted Stock Awards
Name	Restricted Stock Awarded (#)	Value of Award ($)(1)	Percentage of Fiscal 2025 Salary (%)	Grant Price ($)(2)
Ty R. Silberhorn	19,376	1,211,581	130.00	62.53
Matthew J. Osberg	7,748	484,483	75.00	62.53
Brent C. Jewell	4,366	273,006	60.00	62.53
Troy R. Johnson	3,080	192,592	45.00	62.53
Raelyn A. Trende(3)	10,661	721,003	175.85	67.63
___________________________
(1)The value of the award was calculated by multiplying the number of shares of restricted stock awarded by the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. The annual long-term incentive awards were made on May 1, 2024, for the Named Executive Officers except for Ms. Trende, whose awards were made on her July 29, 2024, hire date.
(2)The closing price of our common stock on the Nasdaq Global Select Market on the date of grant.
(3)In addition to Ms. Trende's long-term incentive award of 3,637 shares valued at $245,970, described in footnote (1), the Offer Letter also provided for the grant to Ms. Trende of a new hire inducement award of 7,024 time-based restricted shares of the Company's stock valued at $475,033, based on the closing price on Ms. Trende's July 29, 2024, hire date.
Performance Awards. The Compensation Committee issues performance awards annually, with an overlapping three-year performance period beginning with each fiscal year's award. The Compensation Committee adopted the three-year performance award to better align the Company's long-term incentive plan with market practice and the Company's strategic plan and financial performance goals.
In fiscal 2025, the Compensation Committee awarded performance awards with a three-year performance period of fiscal 2025 – 2027 to the Named Executive Officers. All performance awards were granted under the 2019 Stock Incentive Plan. The performance metrics for the awards are three-year cumulative Adjusted Diluted EPS weighted at 60%, with a target three-year cumulative Adjusted Diluted EPS of $16.04, and average Adjusted ROIC over the three-year performance period, with a target average Adjusted ROIC of 14.20%. The performance awards will settle 50% in cash and 50% in stock. The following table sets forth payout ranges as a percentage of salary at threshold, target and maximum performance with respect to our fiscal 2025 – 2027 performance awards.

Fiscal 2025 – 2027 Performance Award Payout Ranges(1)
	Threshold Payout(2)		Target Payout(3)		Maximum Payout(4)
Name	Award Amount ($)	As a Percentage of Fiscal 2025 Salary (%)	Award Amount ($)	As a Percentage of Fiscal 2025 Salary (%)	Award Amount ($)	As a Percentage of Fiscal 2025 Salary (%)
Ty R. Silberhorn	908,693	97.50	1,817,386	195.00	3,634,772	390.00
Matthew J. Osberg	242,246	37.50	484,491	75.00	968,982	150.00
Brent C. Jewell	136,533	30.01	273,003	60.00	546,006	120.00
Troy R. Johnson	128,418	30.00	256,774	59.99	513,548	119.99
Raelyn A. Trende	123,043	30.01	246,019	60.00	492,038	120.01
___________________________
(1)All award amounts reflected in the table are for the performance period of fiscal 2025 through 2027. The value of the awards reflects the number of shares granted at the performance level multiplied by the closing price of a share of our common stock on the Nasdaq Global Select Market on the date of grant plus the amount of cash.
(2)Assumes threshold performance level is achieved for the performance goal.
(3)Assumes target performance level is achieved for the performance goal.
(4)Assumes maximum performance level is achieved for the performance goal.

Fiscal 2023 – 2025 Performance Award Payouts. Performance awards having a three-year performance period through the end of fiscal 2025 were settled 50% in shares and 50% in cash. The performance metric for the awards was average Adjusted ROIC over the three-year performance period, with a target average Adjusted ROIC of 13.27%. The following table outlines the threshold, target and maximum for these performance awards, as well as actual performance and the percentage of the performance awards achieved. Performance was above the maximum level for the three-year performance period.

Fiscal 2023 – 2025 Performance Goals
Performance Metric	Weight (%)	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance (%)	Percentage Performance Achieved (%)
Average Adjusted ROIC	100.00	12.79	13.27	15.33	15.77	200.00
Adjusted ROIC is a non-GAAP measure which is further defined on page 35, and reconciled to GAAP net earnings in Appendix A to this Proxy Statement.

Fiscal 2023 – 2025 Performance Share Payout
Name	Target Level of Shares (#)	Additional Shares Issued (#)	Total Performance Share Payout (#)(1)	Market Value of Total Performance Share Payout ($)(2)
Ty R. Silberhorn	13,155	13,155	26,310	1,199,999
Matthew J. Osberg(3)	—	—	—	—
Brent C. Jewell	2,603	2,603	5,206	237,446
Troy R. Johnson	2,475	2,475	4,950	225,770
Raelyn A. Trende(4)	—	—	—	—
___________________________
(1)Equals the sum of the "Target Level of Shares" and "Additional Shares Issued" columns.
(2)The market value of the total performance share payout is calculated by multiplying the closing price $45.61 of our common stock on the Nasdaq Global Select Market on April 22, 2025, the date the Compensation Committee approved the final award, with the total performance share payout.
(3)Mr. Osberg was not employed by the Company until April 28, 2023, and therefore did not receive a fiscal 2023 – 2025 performance award.
(4)Ms. Trende was not employed by the Company until July 29, 2024, and therefore did not receive a fiscal 2023 – 2025 performance award.

Fiscal 2023 – 2025 Performance Cash Payout
Name	Target Level ($)	Additional Amount Earned ($)	Total Performance Cash Payout ($)(1)
Ty R. Silberhorn	630,000	630,000	1,260,000
Matthew J. Osberg(2)	—	—	—
Brent C. Jewell	127,800	127,800	255,600
Troy R. Johnson	121,500	121,500	243,000
Raelyn A. Trende(3)	—	—	—
___________________________
(1)Equals the sum of the "Target Level" and "Additional Amount Earned" columns.
(2)Mr. Osberg was not employed by the Company until April 28, 2023, and therefore did not receive a fiscal 2023 – 2025 performance award.
(3)Ms. Trende was not employed by the Company until July 29, 2024, and therefore, did not receive a fiscal 2023 – 2025 performance award.
Other Benefit Programs. Our executive officers receive the same health and welfare benefits as those offered to all other full-time employees, with the exception of enhanced long-term disability benefits being offered to our executive officers.
We have entered into change-in-control severance agreements with each of our Named Executive Officers. See “Change-in-Control Severance Agreements” beginning on page 61 and “Payments Upon Termination or Change-in-Control” beginning on page 63 for more information on these arrangements.
In order to maintain market-competitive benefits and to encourage our Named Executive Officers to focus on their roles at the Company, we provide a limited number of perquisites, including the reimbursement of financial and estate planning fees of up to $2,000 annually, enhanced long-term disability benefits, payment of relocation expenses, reimbursement of annual executive health physical costs up to $3,000 annually and reimbursement of spousal travel expenses for certain Company events. We do not provide tax reimbursement or tax “gross-ups” on any perquisites.

Executive Stock Ownership Guidelines
We have stock ownership guidelines for our executive officers that require our Chief Executive Officer to achieve an ownership level of five times their annual base salary; our Chief Financial Officer to achieve an ownership level of three times their annual base salary; certain corporate officers and segment presidents, including Messrs. Jewell, and T. Johnson and Ms. Trende, to achieve an ownership level of two times their annual base salaries; and other corporate officers to achieve an ownership level of one time their annual base salary. The Committee monitors compliance with our stock ownership guidelines on a regular basis. Each executive has five years from the date they become subject to the stock ownership guidelines to meet their ownership guideline. If an executive is promoted and the target is increased, an additional three-year period is provided to meet the ownership guideline. For purposes of calculating stock ownership, we include unvested shares of restricted stock.
As of April 28, 2025, all of our active Named Executive Officers are either in compliance with the stock ownership guidelines or still within the applicable grace period for achieving these ownership levels.
Anti-Hedging and Anti-Pledging Policies
Our Board of Directors believes that the interests of our executive officers, employees and members of our Board of Directors should be aligned with the interests of our shareholders. As a result, we have adopted an anti-hedging policy that prohibits all employees and members of our Board of Directors from engaging in the purchase or sale of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our Company’s securities. Our Board of Directors has also adopted an anti-pledging policy, which states that executive officers and directors of the Company are prohibited from, directly or indirectly, pledging, hypothecating, or otherwise encumbering shares of the Company’s common stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account or any other account that could cause the Company’s common stock to be subject to a margin call or otherwise be available as collateral for a margin loan. None of our Named Executive Officers have pledged shares of our common stock as collateral for personal loans or other obligations.
Clawback Policy
In October 2023, our Board of Directors adopted an incentive compensation recovery policy providing for the recovery of erroneously awarded incentive compensation in the event that the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirements under the federal securities laws and to comply with Section 10D of the Securities Exchange Act of 1934, as amended. The Company has also adopted a similar policy for other participants of the executive compensation program. Both policies apply to incentive compensation (as defined in the policies) awarded on or after October 2, 2023. Incentive compensation received by executives before October 2, 2023 remains subject to the Company’s prior Clawback Policy dated April 30, 2014, as amended.
Policy and Procedures for the Granting of Equity-Based Awards
We currently do not grant stock options. Grants of other equity-based awards, including long-term incentive awards, are generally approved on a regular schedule. However, grants to new hires or for promotions, retention, or purposes other than annual or other broad-based Company-wide grants may be approved outside of regularly scheduled meetings. In those circumstances, the grant date is the date the award is approved, or if the approval date is within a blackout period, the fifth business day following the date on which the Company first releases quarterly earnings following the effective date of the recipient's employment, promotion or recognition, as applicable.
The Company will not purposely accelerate or delay the public release of material information in consideration of a pending equity-based award in order to allow an award recipient to benefit from a more favorable stock price.
The Company recognizes, however, that a release of information by the Company in close proximity to an equity-based award could create the appearance of an effort to time the announcement to a recipient's benefit, even if no such benefit was intended. Accordingly, management will advise the Compensation Committee whenever it is aware that material non-public information is planned to be released to the public in close proximity to the grant of an equity-based award. The Compensation Committee will consider such information and determine whether to delay the equity-based award to avoid any appearance of impropriety. During fiscal 2025, we did not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation.
Tax Considerations
Section 162(m) of the U.S. Internal Revenue Code ("Section 162(m)") imposes a $1,000,000 annual deduction limit on compensation payable to certain current and former named executive officers. The Compensation Committee intends to pay competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of the Company and our shareholders. The Compensation Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of the Company and our shareholders.
Various programs, including our benefit plans that provide for deferrals of compensation are subject to Section 409A of the Internal Revenue Code. We have reviewed such plans for compliance with Section 409A and believe that they comply.
Compensation Risk Analysis
During fiscal 2025 the Committee, with the assistance of its independent compensation consultant(s) and management, assessed risk in our compensation plans, practices and policies and determined that the Company’s compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company. In performing this risk assessment, the Committee considered:
•The mix of fixed and variable compensation;
•The mix of short-term and long-term incentive compensation;
•The extent to which performance metrics are directly reflected in our audited financial statements or other objective reports;
•The relative weighting of the performance metrics;
•The likelihood that achievement of performance metrics could have a material impact on our financial performance in succeeding fiscal periods;
•The various compensation risk control mitigation features in our compensation plans, including balanced financial performance metrics that include net sales, earnings and operational metrics;
•Multiple financial performance metrics for our annual cash incentive and long-term incentive plans;
•Different financial performance metrics for our annual cash incentive and long-term incentive plans;
•Appropriate maximum caps on our annual cash incentive and long-term performance-based incentive plans and annual equity awards;
•Management stock ownership guidelines; and
•Our clawback and hedging policies.

Summary Compensation Table
The following table sets forth the total compensation for fiscal 2025, 2024 and 2023 awarded to our Named Executive Officers.

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compen-sation ($)(2)	All Other Compen- sation ($)(3)	Total ($)
Ty R. Silberhorn	2025	928,308	—	2,120,267	2,043,253	163,698	5,255,526
Chief Executive Officer and President	2024	909,231	—	1,732,495	2,674,740	181,931	5,498,397
	2023	834,616	—	1,469,984	1,651,776	74,153	4,030,529
Matthew J. Osberg(4)	2025	644,154	—	726,724	407,174	39,781	1,817,833
Executive Vice President and Chief Financial Officer	2024	535,500	150,000	1,308,763	645,199	35,855	2,675,317
	2023	—	—	—	—	—	—
Brent C. Jewell	2025	453,615	—	409,509	592,427	41,006	1,496,557
President Architectural Glass Segment	2024	449,231	—	520,823	377,591	46,924	1,394,569
	2023	425,192	—	357,817	511,200	24,435	1,318,644
Troy R. Johnson(5)	2025	426,846	—	320,966	680,125	36,927	1,464,864
President Architectural Services Segment	2024	—	—	—	—	—	—
	2023	—	—	—	—	—	—
Raelyn A. Trende(6)	2025	244,423	200,000	844,022	143,500	6,757	1,438,702
Executive Vice President and Chief Human Resources Officer	2024	—	—	—	—	—	—
	2023	—	—	—	—	—	—
___________________________
(1)The amounts shown in this column represent the grant date fair value of the restricted stock awards granted in fiscal 2025, 2024 and 2023. These amounts are calculated in accordance with FASB ASC Topic 718 based on the closing share price of our common stock on the date of grant. See Note 12, Share-Based Compensation, to our fiscal 2025 Audited Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 1, 2025, for assumptions made in the valuation.
The amounts for fiscal 2025 also include the grant date fair value of the target payout amounts for the unit-based portion of the fiscal 2025 – 2027 performance awards as follows: Mr. Silberhorn, $908,686; Mr. Osberg, $242,241; Mr. Jewell, $136,503; Mr. T. Johnson, $128,374; and Ms. Trende, $123,019. The maximum payout amounts for the unit-based portion of the fiscal 2025 – 2027 performance awards are as follows: Mr. Silberhorn, $1,817,372; Mr. Osberg, $484,482; Mr. Jewell, $273,006; Mr. T. Johnson, $256,748; and Ms. Trende, $246,038. Further information regarding the fiscal 2025 awards is included in the “Fiscal 2025 Grants of Plan-Based Awards” table beginning on page 55 and “Outstanding Equity Awards at Fiscal 2025 Year-End” table on beginning on page 56.
(2)The amounts in this column represent the amounts earned pursuant to the formula established for the fiscal 2025 annual cash incentive awards and the cash payout from the fiscal 2023 – 2025 performance awards.

(3)The following table shows each component of the “All Other Compensation” column for each of our Named Executive Officers for fiscal 2025.

Name	Company Matching Contributions to Defined Contribution Plans ($)(a)	Dividends Paid or Accrued on Stock Awards ($)(b)	Total All Other Compensation ($)
Ty R. Silberhorn	17,659	146,039	163,698
Matthew J. Osberg	14,513	25,268	39,781
Brent C. Jewell	13,892	27,114	41,006
Troy R. Johnson	13,974	22,953	36,927
Raelyn A. Trende	1,320	5,437	6,757
___________________________
(a)Includes the amounts we set aside or accrued during fiscal 2025 under our 401(k) Retirement Plan and Employee Stock Purchase Plan as matching contributions on our Named Executive Officers’ contributions to such plans. Such contribution amounts are set forth in the table below. Our Named Executive Officers are eligible to participate in our 401(k) Retirement Plan and Employee Stock Purchase Plan on the same basis as all eligible employees.

Name	401(k) Retirement Plan Matching Contributions ($)	Employee Stock Purchase Plan 15% Matching Contributions ($)	Total Company Matching Contributions ($)
Ty R. Silberhorn	13,954	3,705	17,659
Matthew J. Osberg	14,513	—	14,513
Brent C. Jewell	13,892	—	13,892
Troy R. Johnson	13,877	98	13,974
Raelyn A. Trende	—	1,320	1,320
(b)Includes dividends accrued on unvested restricted stock, pursuant to our 2019 Stock Incentive Plan and dividends paid on Fiscal 2023 – Fiscal 2025 performance share awards.
(4)Mr. Osberg joined our Company on April 28, 2023.
(5)Mr. T. Johnson was not a Named Executive Officer in fiscal 2023 or 2024.
(6)Ms. Trende joined our Company on July 29, 2024. The amount in the "Bonus" column consists of a cash bonus paid to Ms. Trende pursuant to the terms of her Offer Letter on the first payroll date after her hire date. The amount in the "Stock Awards" column includes a new hire inducement award of $475,033 of restricted shares, as well as Ms. Trende's fiscal 2025 long-term incentive award. Based on continued employment with the Company, 50% of such restricted shares vest twelve months after her hire date, and the remaining 50% will vest twenty-four months after her hire date.
Grants of Plan-Based Awards
The following table sets forth information for our Named Executive Officers concerning the following plan-based awards made during fiscal 2025: (i) estimated possible payouts for fiscal 2025 annual cash incentive awards; (ii) the grant date value of the restricted stock awards; and (iii) estimated possible payouts for the fiscal 2025 – 2027 performance awards.

Fiscal 2025 Grants of Plan-Based Awards
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ty R. Silberhorn
Fiscal 2025 annual cash incentive	5/1/2024	116,500	932,000	1,864,000	—	—	—	—	—
Restricted stock	5/1/2024	—	—	—	—	—	—	19,376	1,211,581
Fiscal 2025 - 2027 performance award	5/1/2024	454,350	908,700	1,817,400	7,266	14,532	29,064	—	908,686
Matthew J. Osberg
Fiscal 2025 annual cash incentive	5/1/2024	60,563	484,500	969,000	—	—	—	—	—
Restricted stock	5/1/2024	—	—	—	—	—	—	7,748	484,483
Fiscal 2025 - 2027 performance award	5/1/2024	121,125	242,250	484,500	1,937	3,874	7,748	—	242,241
Brent C. Jewell
Fiscal 2025 annual cash incentive	5/1/2024	34,125	273,000	546,000	—	—	—	—	—
Restricted stock	5/1/2024	—	—	—	—	—	—	4,366	273,006
Fiscal 2025 - 2027 performance award	5/1/2024	68,250	136,500	273,000	1,092	2,183	4,366	—	136,503
Troy R. Johnson
Fiscal 2025 annual cash incentive	5/1/2024	32,100	256,800	513,600	—	—	—	—	—
Restricted stock	5/1/2024	—	—	—	—	—	—	3,080	192,592
Fiscal 2025 - 2027 performance award	5/1/2024	64,200	128,400	256,800	1,027	2,053	4,106	—	128,374
Raelyn A. Trende
Fiscal 2025 annual cash incentive	7/29/2024	17,938	143,500	287,000	—	—	—	—	—
Restricted stock - new hire	7/29/2024	—	—	—	—	—	—	7,024	475,033
Restricted stock	7/29/2024	—	—	—	—	—	—	3,637	245,970
Fiscal 2025 - 2027 performance award	7/29/2024	61,500	123,000	246,000	910	1,819	3,638	—	123,019

___________________________
(1)These columns show the range of possible payouts under the fiscal 2025 annual cash incentive awards and the cash portion of the fiscal 2025 – 2027 performance awards. See “Annual Cash Incentive Compensation” beginning on page 43 and “Performance Awards” beginning on page 47.
(2)These columns show the threshold, target and maximum level of shares to be earned under the performance share unit portion of the fiscal 2025 – 2027 performance awards. See “Performance Awards” beginning on page 47.

(3)This column shows the restricted stock awards made under the long-term incentive program on May 1, 2024, except for Ms. Trende, whose award was granted July 29, 2024. For Ms. Trende, this column also shows her new hire inducement grant of time-based restricted stock on July 29, 2024. See “Restricted Stock Awards” beginning on page 47.
(4)The grant date fair value of the restricted stock awards and the performance share unit portion of the performance awards were calculated in accordance with FASB ASC Topic 718 by multiplying the number of restricted shares or performance share units at target performance by the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. The closing price of our common stock on the Nasdaq Global Select Market was $62.53 on the grant date of May 1, 2024; and $67.63 on the grant date of July 29, 2024.
For a description of how these awards are treated upon termination or a change-in-control, see “Potential Payments Upon Termination or Following a Change-in-Control” beginning on page 60.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the equity awards held by our Named Executive Officers as of March 1, 2025, the last day of fiscal 2025.

Outstanding Equity Awards at Fiscal 2025 Year-End
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Ty R. Silberhorn	—		—	26,310	(3)	1,261,301
	—		—	33,734	(4)	1,617,208
	—		—	14,532	(5)	696,664
	29,354	(6)	1,407,231	—		—
	5,847	(7)	280,305	—		—
	14,993	(8)	718,764	—		—
	19,376	(9)	928,885	—		—
Matthew J. Osberg	—		—	11,102	(4)	532,230
	—		—	3,874	(5)	185,720
	9,869	(10)	473,120	—		—
	7,401	(11)	354,804	—		—
	7,748	(9)	371,439	—		—
Brent C. Jewell	—		—	5,206	(3)	249,576
	—		—	6,038	(4)	289,462
	—		—	2,183	(5)	104,653
	1,562	(12)	74,882	—		—
	4,428	(8)	212,278	—		—
	1,100	(13)	52,734	—		—
	4,366	(9)	209,306	—		—

Outstanding Equity Awards at Fiscal 2025 Year-End
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Troy R. Johnson	—		—	4,950	(3)	237,303
	—		—	5,698	(4)	273,162
	—		—	2,053	(5)	98,421
	1,733	(12)	83,080	—		—
	3,798	(8)	182,076	—		—
	3,080	(9)	147,655	—		—
Raelyn A. Trende	—		—	1,819	(5)	87,203
	7,024	(14)	336,731	—		—
	3,637	(15)	174,358	—		—
___________________________
(1)The market value is calculated by multiplying $47.94, the closing price of our common stock on the Nasdaq Global Select Market on February 28, 2025, the last trading day of fiscal 2025, by the number of shares of restricted stock that had not vested or the number of unearned performance share unit portion of the performance awards as of March 1, 2025, the last day of fiscal 2025.
(2)Includes the performance share unit portion of the performance awards with three-year performance periods until payout. At the beginning of each performance period, the threshold, target and maximum award levels are set. Our performance award program is described under the heading “Performance Awards” beginning on page 47.
(3)Represents the performance share unit portion of performance awards made on April 21, 2022 for Mr. Silberhorn, and on April 20, 2022 for Messrs. Jewell and T. Johnson, for the three-year performance period beginning on the first day of fiscal 2023 and ending on the last day of fiscal 2025, which will only be earned if the predetermined goal for the performance period is met. The number of shares is equal to the maximum number of performance share units.
For each of our Named Executive Officers, the number of shares of our common stock that may be earned as a payout based on threshold, target and maximum of performance levels during the three-year performance period is set forth below.

		Estimated Future Payouts Based On Performance Level
Name	Performance Period	Threshold (#)	Target (#)	Maximum (#)
Ty R. Silberhorn	Fiscal 2023 - 2025	6,578	13,155	26,310
Matthew J. Osberg	Fiscal 2023 - 2025	—	—	—
Brent C. Jewell	Fiscal 2023 - 2025	1,302	2,603	5,206
Troy R. Johnson	Fiscal 2023 - 2025	1,238	2,475	4,950
Raelyn A. Trende	Fiscal 2023 - 2025	—	—	—

(4)Represents the performance share unit portion of performance awards made on April 19, 2023 for Messrs. Silberhorn, Jewell, and T. Johnson; and April 28, 2023 for Mr. Osberg, for the three-year performance period beginning on the first day of fiscal 2024 and ending on the last day of fiscal 2026, which will only be earned if the predetermined goal for the performance period is met. The number of shares is equal to the maximum number of performance share units.
For each of our Named Executive Officers, the number of shares of our common stock that may be earned as a payout based on threshold, target and maximum of performance levels during the three-year performance period is set forth below.

		Estimated Future Payouts Based On Performance Level
Name	Performance Period	Threshold (#)	Target (#)	Maximum (#)
Ty R. Silberhorn	Fiscal 2024 - 2026	8,434	16,867	33,734
Matthew J. Osberg	Fiscal 2024 - 2026	2,776	5,551	11,102
Brent C. Jewell	Fiscal 2024 - 2026	1,510	3,019	6,038
Troy R. Johnson	Fiscal 2024 - 2026	1,425	2,849	5,698
Raelyn A.Trende	Fiscal 2024 - 2026	—	—	—
(5)Represents the performance share unit portion of performance awards made on May 1, 2024 for Messrs. Silberhorn, Osberg, Jewell, and T. Johnson; and July 29, 2024 for Ms. Trende, for the three-year performance period beginning on the first day of fiscal 2025 and ending on the last day of fiscal 2027, which will only be earned if the predetermined goal for the performance period is met. Ms. Trende joined the Company during fiscal 2025. The number of shares is equal to the target number of performance share units.
For each of our Named Executive Officers, the number of shares of our common stock that may be earned as a payout based on threshold, target and maximum of performance levels during the three-year performance period is set forth below.

		Estimated Future Payouts Based On Performance Level
Name	Performance Period	Threshold (#)	Target (#)	Maximum (#)
Ty R. Silberhorn	Fiscal 2025 - 2027	7,266	14,532	29,064
Matthew J. Osberg	Fiscal 2025 - 2027	1,937	3,874	7,748
Brent C. Jewell	Fiscal 2025 - 2027	1,092	2,183	4,366
Troy R. Johnson	Fiscal 2025 - 2027	1,027	2,053	4,106
Raelyn A. Trende	Fiscal 2025 - 2027	910	1,819	3,638
(6)Represents an unvested restricted stock award granted on January 4, 2021, which vests 29,354 shares on January 4, 2026.
(7)Represents an unvested restricted stock award granted on April 21, 2022, which vests in three annual installments commencing on April 30, 2023.
(8)Represents an unvested restricted stock award granted on April 19, 2023, which vests in three annual installments commencing on April 30, 2024.
(9)Represents an unvested restricted stock award granted on May 1, 2024, which vests in three installments on May 1, 2025; April 30, 2026; and April 30, 2027.
(10)Represents an unvested restricted stock award granted on April 28, 2023, which vests in two annual installments commencing on April 28, 2024.
(11)Represents an unvested restricted stock award granted on April 28, 2023, which vests in three annual installments commencing on April 30, 2024.
(12)Represents an unvested restricted stock award granted on April 20, 2022, which vests in three annual installments commencing on April 30, 2023.
(13)Represents an unvested restricted stock award granted on October 18, 2023, which vests in two annual installments commencing on October 18, 2024.

(14)Represents an unvested restricted stock award granted on July 29, 2024, which vests in two annual installments commencing on July 29, 2025.
(15)Represents an unvested restricted stock award granted on July 29, 2024, which will vest in three installments on July 29, 2025; April 30, 2026; and April 30, 2027.

Option Exercises and Stock Vested
The following table sets forth information on options exercised and restricted stock awards vested during fiscal 2025 for each of our Named Executive Officers.

Fiscal 2025 Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Ty R. Silberhorn	—	—	21,026	1,298,986
Matthew J. Osberg	—	—	7,930	491,057
Brent C. Jewell	—	—	7,780	499,425
Troy R. Johnson	—	—	6,224	384,519
Raelyn A. Trende	—	—	—	—
___________________________
(1)Includes shares of restricted stock that vested and were distributed during fiscal 2025.
(2)The value realized is calculated by multiplying the closing price of our common stock on the Nasdaq Global Select Market on the vesting date by the shares of restricted stock that became vested.
Potential Payments Upon Termination or Following a Change-in-Control
Except as discussed below, if the employment of any of our Named Executive Officers is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be owed to them.
Except as discussed below, or in connection with a change-in-control, a voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding equity awards, subject to the Compensation Committee’s discretion to accelerate the awards.
Retirement
In the event a Named Executive Officer retires, the Compensation Committee may exercise its discretion to accelerate the vesting of their restricted stock awards. In the event a Named Executive Officer retires prior to the end of a performance period for a performance award, the Named Executive Officer will be entitled to receive a pro-rata payment (based on the amount of time elapsed between the beginning of the performance period and the date of termination) after the end of the performance period based on the level of achievement of the performance metric. In the event a Named Executive Officer retires after the performance period, they will be entitled to receive, if not yet paid, the performance award. None of our Named Executive Officers were deemed retirement eligible as of the end of fiscal 2025.
Payments Made Upon Termination Without Cause or For Good Reason
In connection with Mr. Silberhorn's appointment as Chief Executive Officer effective January 4, 2021, to replace forfeited compensation earned by him at his previous employer, he received restricted stock of the Company valued at $1,400,000, which vests in two installments over a five-year period, with the first installment of $500,000 vesting on January 4, 2023, and the second installment of $900,000 vesting on January 4, 2026 (the “Retention Grant Agreement”). If Mr. Silberhorn's employment is terminated within five years of the Commencement Date (as defined in the Retention Grant Agreement) by the Company without “Cause” (as defined in the Retention Grant Agreement) or by him for “Good Reason” (as defined in the Retention Grant

Agreement), Mr. Silberhorn shall be entitled to automatic acceleration of any unvested shares of the Retention Grant Agreement.
Payments Made Upon Disability
Under the terms of the Apogee Enterprises, Inc. Short-Term and Long-Term Disability Plans, each of our Named Executive Officers who participates in such plans is eligible for a disability benefit. All Named Executive Officers are eligible for and have elected to participate in our enhanced Long-Term Disability Plan, and are eligible for a disability benefit that is equal to 100% of their monthly base salary during the first three months of disability and 60% of their monthly base salary up to a maximum of $15,000 per month thereafter.
If the employment of any of our Named Executive Officers is terminated due to disability, the terms of our restricted stock agreements provide for the immediate vesting of such awards. In the event employment is terminated prior to the end of a performance period for a performance award, the Named Executive Officer will be entitled to receive a pro-rata payment (based on the amount of time elapsed between the beginning of the performance period and the date of termination) after the end of the performance period based on the level of achievement of the performance metric. In the event employment is terminated after the performance period, the Named Executive Officer will be entitled to receive, if not yet paid, the performance award.
If Mr. Silberhorn's employment is terminated because Mr. Silberhorn dies or becomes “Totally Disabled” (as defined in the Retention Grant Agreement), Mr. Silberhorn or his spouse or estate, as the case may be, shall be entitled to automatic acceleration of any unvested shares of the Retention Grant Agreement, which is discussed under "Payments Made Upon Termination Without Cause or For Good Reason."
Payments Made Upon Death
The terms of our restricted stock agreements provide for the immediate vesting of such awards in the event of the Named Executive Officer’s death.
In the event of death prior to the end of a performance period for a performance award, the Named Executive Officer’s estate will be entitled to receive a pro-rata payment (based on the amount of time elapsed between the beginning of the performance period and the date of death) after the end of the performance period based on the level of achievement of the performance metric. In the event of death after the performance period, the Named Executive Officer’s estate will be entitled to receive, if not yet paid, the performance award.
See the description of payments due to Mr. Silberhorn’s spouse or estate upon his death under the Retention Grant Agreement, as described in the foregoing section “Payments Made Upon Disability.”
Change-in-Control Severance Agreements
The Committee believes that offering a change-in-control program provides executive officers a degree of security in the event of a corporate transaction and allows for better alignment of executive officer and shareholder interests. We have entered into a change-in-control severance agreement (the “CIC Severance Agreement”) with each of our Named Executive Officers. Our CIC Severance Agreement is designed to retain our executive officers and provide for continuity of management in the event of an actual or threatened “Change-in-Control of Apogee” (as defined in the CIC Severance Agreement).
Our CIC Severance Agreement contains a “double trigger” for benefits, which means that there must be both a “Change-in-Control of Apogee” and a qualifying termination of the executive’s employment for the provisions to apply. It provides that, in the event of a “Change-in-Control of Apogee,” each of our Named Executive Officers will have specific rights and receive specified benefits if the executive officer is terminated without “Cause” (as defined in the CIC Severance Agreement) or the executive officer voluntarily terminates their employment for “Good Reason” (as defined in the CIC Severance Agreement) within two-years after the “Change-in-Control of Apogee.” In these circumstances, our Named Executive Officers will each receive a severance payment equal to two times their annual base salary and annual cash incentive at target level performance for such fiscal year. For Messrs. Silberhorn, Osberg, Jewell, T. Johnson and Ms. Trende, our CIC Severance Agreement provides that, for a 24-month period following a “Change-in-Control of Apogee,” our Company will continue to provide medical and dental insurance coverage for the executive officer and the executive officer’s dependents or will reimburse the executive officer for the cost of obtaining substantially similar benefits. No benefits will be paid to the executive officer pursuant to the CIC Severance Agreement unless the executive officer executes and delivers to Apogee a release of claims. Subject to the double trigger described above, all shares of restricted stock that have not vested by the Employment Termination Date will vest. For performance awards, the performance period will end on the date of the "Change-in-Control of Apogee," and the award will be adjusted by the Compensation Committee in its sole discretion. If a "Change-in-Control of Apogee" occurs after the performance period, the Company will pay any unpaid amount earned during the performance period.
We do not provide a tax gross-up payment for any excise tax liability under Internal Revenue Code Section 4999 related to Section 280G excess parachute payments.
Our CIC Severance Agreements contain a “best-net-benefit” provision which provides that, in the event that payments under the CIC Severance Agreements trigger excise tax for the Named Executive Officer, such officer has the option of either reducing the severance payment, if the net benefit is greater than paying the excise tax, or paying the excise tax themselves.
To receive these severance benefits, the executive officer shall not: (1) solicit, directly or indirectly, any of our existing or prospective customers, vendors or suppliers for a purpose competitive to our business or to encourage such customers, vendors or suppliers to terminate business with us; (2) solicit, directly or indirectly, any of our employees to terminate their employment; or (3) engage in or carry on, directly or indirectly, in certain geographic markets a business competitive with our business, for a period of 12- or 24-months following termination of employment.
The CIC Severance Agreements continue through December 31 of each year and provide for automatic extension for one-year terms prior to a "Change-in-Control of Apogee" unless we give prior notice of termination.

Payments Upon Termination or Change-in-Control
The table below shows potential payments to our Named Executive Officers upon certain terminations pursuant to disability, death or a change-in-control of our Company, as well as potential payments to Mr. Silberhorn upon termination without “Cause” or for “Good Reason” (as defined in his Retention Grant Agreement). The table below assumes that disability, death or the termination of employment occurred, or the "Change-in-Control of Apogee" was effective as of February 28, 2025, the last trading day of fiscal 2025. The amounts shown are estimates of the amounts that would be paid to the Named Executive Officers upon termination of employment or the change-in-control, in addition to the base salary and bonus earned by our Named Executive Officers for fiscal 2025. The actual amounts to be paid can only be determined at the actual time of a Named Executive Officer’s termination of employment.

Name	Type of Payment	Payments Upon Disability ($)		Payments Upon Death ($)		Payments Upon Termination without Cause or for Good Reason ($)		Payments Upon Involuntary or Good Reason Termination After a Change-in- Control Occurs ($)
Ty R.	Cash Severance Payment	—		—		—	(1)	3,728,000	(1)
Silberhorn	Health Insurance Benefits	—		—		—		38,687
	Reimbursement of Legal Costs	—		—		—	(2)	—	(2)
	Acceleration of Vesting
	Restricted Stock	3,335,186	(3)	3,335,186	(3)	1,407,231	(3)	3,335,186	(3)
	Performance Awards	—	(4)	—	(4)	—		4,417,119	(5)
	Disability Payments	368,001	(6)	—		—		—
	Total	3,703,187		3,335,186		1,407,231		11,518,992
Matthew J.	Cash Severance Payment	—		—		—		2,261,000	(1)
Osberg	Health Insurance Benefits	—		—		—		38,687
	Reimbursement of Legal Costs	—		—		—		—	(2)
	Acceleration of Vesting
	Restricted Stock	1,199,363	(3)	1,199,363	(3)	—		1,199,363	(3)
	Performance Awards	—	(4)	—	(4)	—		930,335	(5)
	Disability Payments	296,499	(6)	—		—		—
	Total	1,495,862		1,199,363		—		4,429,385
Brent C.	Cash Severance Payment	—		—		—		1,456,000	(1)
Jewell	Health Insurance Benefits	—		—		—		38,687
	Reimbursement of Legal Costs	—		—		—		—	(2)
	Acceleration of Vesting
	Restricted Stock	549,201	(3)	549,201	(3)	—		549,201	(3)
	Performance Awards	—	(4)	—	(4)	—		771,372	(5)
	Disability Payments	248,751	(6)	—		—		—
	Total	797,952		549,201		—		2,815,260
Troy R.	Cash Severance Payment	—		—		—		1,369,600	(1)
Johnson	Health Insurance Benefits	—		—		—		52,666
	Reimbursement of Legal Costs	—		—		—		—	(2)
	Acceleration of Vesting
	Restricted Stock	412,811	(3)	412,811	(3)	—		412,811	(3)
	Performance Awards	—	(4)	—	(4)	—		728,953	(5)
	Disability Payments	242,001	(6)	—		—		—
	Total	654,812		412,811		—		2,564,030
Raelyn A.	Cash Severance Payment	—		—		—		1,312,000	(1)
Trende	Health Insurance Benefits	—		—		—		52,666
	Reimbursement of Legal Costs	—		—		—		—	(2)
	Acceleration of Vesting
	Restricted Stock	511,088	(3)	511,088	(3)	—		511,088	(3)
	Performance Awards	—	(4)	—	(4)	—		210,203	(5)
	Disability Payments	237,501	(6)	—		—		—
	Total	748,589		511,088		—		2,085,957

___________________________
(1)Equals the sum of (a) two times their annual base salary as of March 1, 2025, and (b) two times their fiscal 2025 annual cash incentive award at target level performance, payable in a lump sum.
(2)We will pay legal fees and expenses incurred to obtain or enforce any right or benefit under their CIC Severance Agreement.
(3)Includes restricted stock awards, which would vest upon an assumed occurrence on February 28, 2025, of one of the specified events. The amount in this table represents such aggregate number of shares multiplied by $47.94, the closing price of our common stock on the Nasdaq Global Select Market on February 28, 2025, the last trading day of fiscal 2025.
(4)In the event employment is terminated due to retirement, disability or death prior to the end of the performance period for the performance awards, our Named Executive Officer, or their estate, will be entitled to retain and receive a pro-rata portion of the performance awards at the end of the performance period, to the extent earned.
(5)This amount represents the payout of performance cash, and performance share units at the target level and multiplied by $47.94, the closing price of our common stock on the Nasdaq Global Select Market on February 28, 2025, the last trading day of fiscal 2025, assuming the performance period ended on the date of the Change-in-Control of Apogee, as adjusted for the truncated performance period.
(6)This amount represents the annual disability payments during the first year of disability. Annual disability payments after the first year of disability would be $180,000 for each Named Executive Officer.

CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Silberhorn, our Chief Executive Officer and President:
For the fiscal year ended March 1, 2025, our last completed fiscal year:
•the median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer) was $59,275; and
•the annual total compensation of our Chief Executive Officer, as reported in the “Summary Compensation Table” beginning on page 53 of this Proxy Statement, was $5,255,526.
We reasonably estimate that the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our median employee was 89 times. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
We determined that, as of December 31, 2024, our employee population consisted of 4,651 individuals (including full-time and part-time employees, other than our Chief Executive Officer, who were employed on December 31, 2024) working at the Company together with our consolidated subsidiaries. Of these individuals, 4,046 were located in the U.S. and U.S. territories, and 605 were from our subsidiaries in Canada and Brazil. We chose to exclude all 205 of our employees from our Brazil subsidiary, which consists of 4.41% of our workforce, from the identification of “median employee,” as permitted by SEC rules.
Our employee population, after taking into consideration the permitted adjustments described above, consisted of 4,446 members. Our adjusted employee population consisted of 4,046 employees in the U.S. and 400 employees located in Canada.
We identified our median employee based on the total cash and stock-based compensation earned during the twelve-month period ended December 31, 2024. In making this determination, we annualized the compensation of all full- and part-time permanent employees included in the sample who were hired in calendar year 2024, but did not work for us or our included subsidiaries for the entire twelve-month period described below. For purposes of determining the total cash and stock-based compensation earned, we included: the amount of base salary (or, in the case of hourly workers, base wages including overtime pay) the employee received during the twelve months ended December 31, 2024, the amount of any cash incentives paid or deferred in such period (which include sales commissions as well as cash incentives that are generally paid for performance during the prior quarter or year), and the amount of any income from stock-based compensation, as reflected in our payroll records. For purposes of identifying the median employee, we applied the average exchange rate for calendar year 2024, which was U.S. dollars to Canadian dollars – 1.3699 CAD.
Once we identified our median employee, we then determined that employee’s annual total compensation, including any perquisites and other benefits, in the same manner that we determine the annual total compensation of our Named Executive Officers for purposes of the "Summary Compensation Table" beginning on page 53 disclosed above. The annual total compensation for our median employee for fiscal 2025 was determined to be $59,275. This amount was then compared to the annual total compensation of our Chief Executive Officer disclosed above in the "Summary Compensation Table" beginning on page 53, of $5,255,526. The elements included in the Chief Executive Officer’s total compensation are discussed above in the footnotes to the "Summary Compensation Table" beginning on page 53.

Pay Versus Performance
Pay Versus Performance Table
As required by the Dodd-Frank Act and SEC regulation, the following table presents, for each of the five most recent fiscal years:
•total compensation, as calculated in the "Summary Compensation Table" beginning on page 53, for our current and former President and CEO (the “PEOs”) and an average for our Other Named Executive Officers (“non-PEO NEOs”);
•compensation actually paid (“CAP”) to our current and former PEOs and an average for our non-PEO NEOs, an SEC prescribed calculation which adjusts total compensation for the items described below and which does not equate to realized compensation;
•our cumulative total shareholder return (“TSR”) since the last trading day before the earliest year presented;
•our net income; and
•our adjusted earnings before interest and taxes (“Adjusted EBIT”).
For a description of our executive compensation program and the factors used by the Compensation Committee to determine pay for our NEOs, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Fiscal Year	Ty R. Silberhorn(1)		Joseph F. Puishys(2)		Average Summary Compen- sation Table Total for Non-PEO NEOs ($)(3)	Average Compen-sation Actually Paid to Non-PEO NEOs ($)(3)(4)	Value of Initial Fixed $100 Investment Based on		Net Income(7)	Consolid-ated Adjusted EBIT(8)
	Summary Compen-sation Table Total for Current PEO ($)	Compen- sation Actually Paid to Current PEO ($)(4)	Summary Compen-sation Table Total for Former PEO ($)	Compen-sation Actually Paid to Former PEO ($)(4)			Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)	($ in '000s)	($ in '000s)
2025	5,255,526	3,955,797	—	—	1,554,489	1,340,415	176.84	210.66	85,052	146,617
2024	5,498,397	4,809,357	~~—~~	~~—~~	413,411	1,564,002	207.19	195.04	99,613	143,638
2023	4,030,529	5,040,544	~~—~~	~~—~~	1,103,978	806,179	162.99	158.76	104,107	124,281
2022	3,199,648	4,021,469	~~—~~	~~—~~	1,162,101	1,433,330	158.44	146.23	3,486	81,165
2021	1,759,313	2,067,075	4,275,337	6,149,762	960,766	1,437,708	127.65	123.70	15,436	88,614
___________________________
(1)Ty R. Silberhorn became President and Chief Executive Officer effective January 4, 2021, which was near the end of our fiscal 2021.
(2)Joseph F. Puishys served as President and Chief Executive Officer from August 22, 2011 through January 3, 2021.
(3)The following table lists the individuals who comprise the Non-PEO NEOs in each of the covered years:

2025	2024	2023	2022
Matthew J. Osberg	Matthew J. Osberg	Mark R. Augdahl	Nisheet Gupta
Brent C. Jewell	Nicholas C. Longman	Curtis J. Dobler	Curtis J. Dobler
Troy R. Johnson	Curtis J. Dobler	Brent C. Jewell	Brent C. Jewell
Raelyn A. Trende	Brent C. Jewell	Nicholas C. Longman	Troy R. Johnson
	Mark R. Augdahl	Nisheet Gupta
(4)The table below sets forth the amounts deducted from and added to the "Summary Compensation Table" beginning on page 53 total compensation to calculate CAP to Mr. Silberhorn and average CAP to the Non-PEOs for fiscal 2025.

Adjustments	Current PEO ($)	Average of Non-PEO NEOs ($)
Total Compensation from Summary Compensation Table	5,255,526	1,554,489
Adjustments for Equity Awards
Subtract grant date values in Summary Compensation Table	(2,120,267)	(575,305)
Add year-end fair value of unvested awards granted in current year	1,625,550	448,119
Add year-over-year difference of year-end fair values for unvested awards granted in prior years	(1,008,678)	(130,556)
Add fair values at vest date for awards granted and vested in current years	—	—
Add (subtract) difference between prior year-end fair values and vest date fair values for awards granted in prior years	128,344	33,057
Subtract forfeitures during current year equal to prior year-end fair value	—	—
Add dividends or dividend equivalents not otherwise included in total compensation	75,322	10,611
Compensation Actually Paid	3,955,797	1,340,415
(5)This value is based on the Company’s TSR for the period beginning on the last trading day of the year preceding the earliest year presented in the table and ending on the last trading day of the covered year, which includes the reinvestment of dividends paid on our common stock during the relevant period.
(6)The peer group used in this Pay Versus Performance table is the S&P 600 Industrials Index, which is the same industry index the Company uses for purposes of the stock performance graph in our 2024 Annual Report on Form 10-K. We believe that the S&P Industrials Index is the best available published industry index, composed of companies with similar market capitalization and a mix of GICS classifications that reasonably reflect our diverse business activities, although most of the direct competitors in our various business units are either privately owned or are divisions of larger, publicly owned companies.
(7)Fiscal 2023 Net Income was incorrectly reported as $87,900,000 in the Pay Versus Performance table of our 2023 Proxy Statement. In this Proxy Statement, Fiscal 2023 Net Income has been updated to match the Company's 2023 Annual Report on Form 10-K.
(8)Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link compensation actually paid to our PEO and non-PEO NEOs for fiscal 2024 to our performance is Adjusted EBIT, a non-GAAP financial measure which is further defined on page 35, and in Appendix A to this Proxy Statement.
Most Important Financial Measures
The table below lists the most important financial measures used by the Company to link compensation actually paid to the Company’s PEO and non-PEO NEOs to the Company's performance during fiscal 2025.

Most Important Measures for Determining NEO Pay
Adjusted Earnings before Interest and Taxes (either Consolidated or Operating Segment) (“Adjusted EBIT”)
Adjusted Diluted EPS
Adjusted Return on Invested Capital (“Adjusted ROIC")
Net Sales

Relationship Between Pay and Performance
The charts below present a graphical comparison of compensation actually paid to our current PEO, prior PEO and the average compensation actually paid to our Non-PEO NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: the Company’s (1) TSR, (2) Net Income, and (3) Adjusted EBIT.

Compensation Actually Paid (CAP) vs Total Shareholder Return
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$—
$220
$200
$180
$160
$140
$120
$100
$80
$6,149,762
$2,067,075
$1,437,708
$128
$124
$4,021,469
$158
$146
$1,433,330
$—
$5,040,544
$163
$159
$806,179
$—
$207
$195
$4,809,357
$1,564,002
$—
$211
$177
$3,955,797
$1,340,415
$—
2021
2022
2023
2024
2025
CAP to Current PEO
CAP to Former PEO
Average CAP to Non-PEO NEOs
Company TSR
Peer Group TSR

Compensation Actually Paid (CAP) vs Net Income
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$—
$120,000
$90,000
$60,000
$30,000
$—
$6,149,762
$2,067,075
$1,437,708
$15,436
$4,021,469
$1,433,330
$3,486
$—
$104,107
$5,040,544
$806,179
$—
$99,613
$4,809,357
$1,564,002
$—
$85,052
$3,955,797
$1,340,415
$—
2021
2022
2023
2024
2025
CAP to Current PEO
CAP to Former PEO
Average CAP to Non-PEO NEOs
Net Income

Compensation Actually Paid (CAP) vs Adjusted EBIT
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$—
$160,000
$120,000
$80,000
$40,000
$—
$6,149,762
$2,067,075
$1,437,708
$88,614
$4,021,469
$81,165
$1,433,330
$—
$5,040,544
$124,281
$806,179
$—
$4,809,357
$143,638
$1,564,002
$—
$3,955,797
$146,617
$1,340,415
$—
2021
2022
2023
2024
2025
CAP to Current PEO
CAP to Former PEO
Average CAP to Non-PEO NEOs
Adjusted EBIT

Proposal 2: Advisory Approval of Apogee’s Executive Compensation
Pursuant to Section 14A of the Exchange Act, we are providing shareholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the rules of the SEC.
We are asking our shareholders to indicate their support for the compensation of our Named Executive Officers. We believe that our executive compensation program is structured in the best manner possible to support our Company and its business objectives. It has been designed to implement certain core compensation principles, which include:
•Alignment of management’s interests with our shareholders’ interests to support long-term value creation through our equity compensation programs and share ownership guidelines;
•Pay-for-performance, which is demonstrated by linking annual cash incentives and long-term incentives to key financial measures;
•Providing a flexible compensation package that reflects the cyclical nature of our business and fairly compensates our executives over our business cycle; and
•Linking compensation to market levels of compensation paid to executive officers in the competitive market so that we can attract, motivate and retain executives who are able to drive the long-term success of Apogee.
We believe our executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with our shareholders’ long-term interests. Our executive compensation program is designed to motivate our executives, drive desirable behaviors, be competitive, promote retention and reward successful performance. We ask for your support for the reasons listed below.
•Our compensation programs are substantially tied to achievement of our key financial and business objectives. A significant portion of each Named Executive Officer’s potential total annual cash compensation and long-term compensation is at-risk and linked to our operating performance.
•Our compensation programs are designed to take into account the cyclical nature of our business and to fairly compensate our executives over the non-residential construction cycle.
•Our compensation programs for executive officers deliver a significant portion of potential total compensation in the form of equity. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executive officers.
•We have stock ownership guidelines for our executive officers.
•We offer very limited perquisites to our executive officers and do not provide tax reimbursement or “gross-ups” on perquisites.
•Each of our Named Executive Officers is expected to demonstrate exceptional individual performance in order to continue serving as a member of the executive team.
•We continue to refine our executive compensation program to reflect evolving executive compensation practices.
We believe that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Apogee’s Named Executive Officers, as disclosed in Apogee’s Proxy Statement for the 2025 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and other related narrative disclosures.”

This advisory vote on executive compensation is not binding on Apogee, our Compensation Committee or our Board of Directors. However, our Compensation Committee and Board of Directors will take into account the result of the vote when determining future executive compensation arrangements. We currently conduct annual advisory votes on executive compensation, and we expect to conduct our next advisory vote at our 2026 Annual Meeting of Shareholders.
Board Recommendation
Our Board of Directors recommends that you vote FOR the Say on Pay Proposal. Proxies will be voted FOR the proposal unless otherwise specified.

Proposal 3: Ratification of Appointment of Independent
Registered Public Accounting Firm
Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending February 28, 2026, subject to a satisfactory evaluation of the firm’s performance in conducting our fiscal 2025 audit. Deloitte has served as our independent registered public accounting firm since fiscal 2003. The Audit Committee is responsible for the appointment, compensation and oversight of Deloitte and believes that the retention of Deloitte is in the best interests of the Company and its shareholders.
While it is not required to do so, our Board of Directors is submitting the appointment of Deloitte to serve as our independent registered public accounting firm for the fiscal year ending February 28, 2026, to our shareholders for ratification as a matter of good corporate governance.
If shareholders do not ratify the selection of Deloitte, the Audit Committee will consider whether it is appropriate to select another Independent Accounting Firm. Even if the selection of Deloitte is ratified by shareholders, the Audit Committee may, in its discretion, appoint a different firm of Independent Auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
We have been advised that a representative from Deloitte will be present at the Annual Meeting. The representative will be available to respond to appropriate questions and will be given the opportunity to make a statement if the firm so desires.
Board Recommendation
Our Board of Directors recommends that you vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2026. Proxies will be voted FOR the proposal unless otherwise specified.

Audit Committee Report
This report is furnished by the Audit Committee with respect to our financial statements for fiscal 2025.
Our Audit Committee oversees our financial reporting process (including our system of financial controls and internal and external auditing procedures) on behalf of our Board; oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices; assesses and establishes policies and procedures to manage our financial reporting risk; and assesses our compliance with financial covenants in our debt instruments. Our Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.
The Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended March 1, 2025 with senior management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm.
In performing its oversight role, the Audit Committee also (i) discussed with Deloitte & Touche LLP the matters required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission, (ii) discussed with Deloitte & Touche LLP their independence and concluded that it is independent from the Company and management, and (iii) received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 1, 2025, for filing with the Securities and Exchange Commission.
Audit Committee of the
Board of Directors of Apogee
Mark A. Pompa, Chair
Christina M. Alvord
Frank G. Heard
Lloyd E. Johnson
Elizabeth M. Lilly

Fees Paid to Independent Registered Public Accounting Firm
Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees
For fiscal 2025 and 2024, we incurred the fees shown in the following table for professional services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”).

	Fiscal 2025	Fiscal 2024
Audit Fees(1)	2,246,162	2,024,284
Audit-Related Fees(2)	—	37,200
Tax Fees(3)	254,975	281,348
All Other Fees(4)	36,895	1,895
Total	$2,538,032	$2,344,727
___________________________
(1)Audit fees consisted primarily of audit work related to preparation of our annual financial statements, audit of internal controls over financial reporting, review of the quarterly financial statements included in our quarterly reports on Form 10-Q, audit work related to acquisitions, and review of other SEC filings.
(2)Audit-related fees consisted primarily of fees for the audit of our employee benefit plan.
(3)Tax fees consisted primarily of fees for tax compliance and return preparation and tax planning and advice.
(4)All other fees consisted of $36,895 for the Deloitte online accounting research tool and educational-related expenses.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
Consistent with policies of the SEC regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee established a policy to require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. As permitted by regulations of the SEC, our Audit Committee delegated the authority to pre-approve services provided by our independent registered public accounting firm to the Chair of our Audit Committee, who reports any pre-approval decisions to our Audit Committee at its next regularly scheduled meeting.
All of the services provided by our independent registered public accounting firm in fiscal 2025 and 2024, including services related to the audit-related fees, tax fees and all other fees described above, were approved by our Audit Committee under its pre-approval policy.

Frequently Asked Questions
Who is entitled to vote at the meeting?
Our Board of Directors has set April 28, 2025, as the record date for the Annual Meeting. If you were a shareholder at the close of business on the record date, you are entitled to notice of and to vote at the Annual Meeting.
As of the record date, 21,573,126 shares of common stock, par value $0.33-1/3, were issued and outstanding and, therefore, eligible to vote at the Annual Meeting.
What are my voting rights?
Holders of our common stock are entitled to one vote per share. Therefore, 21,573,126 votes are entitled to be cast at the Annual Meeting. There is no cumulative voting for the election of directors.
How many shares must be present to hold the meeting?
In accordance with our Amended and Restated By-laws, shares equal to at least a majority of the voting power of the outstanding shares of our common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:
•you are present and vote in person at the Annual Meeting, with virtual participation constituting in person presence at the meeting;
•you have properly submitted a proxy via the Internet, by telephone, or by mail, even if you abstain from voting on one or more matters; or
•you hold your shares in street name (as discussed under “What is the difference between a shareholder of record and a “street name” holder?” beginning on page 80) and you did not provide voting instructions to your broker and your broker uses its discretionary authority to vote your shares on the ratification of the appointment of our independent registered public accounting firm.
How can I attend the meeting?
In order to expand access to the Annual Meeting, we are holding the Annual Meeting in a virtual-only meeting format. You will not be able to attend the Annual Meeting at a physical location.
If you are a registered shareholder or beneficial owner of common stock holding shares at the close of business on the record date April 28, 2025, you may attend the Annual Meeting by visiting the meeting website at www.virtualshareholdermeeting.com/APOG2025 and logging in by entering the 16-digit control number found on your proxy card, voter instruction form, or Notice, as applicable. You may also attend the meeting by visiting www.virtualshareholdermeeting.com/APOG2025 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares or submit questions during the meeting.
You may log into the meeting website at www.virtualshareholdermeeting.com/APOG2025 beginning at 8:00 a.m. Central Time on June 25, 2025. The Annual Meeting will begin promptly at 8:00 a.m. Central Time on June 25, 2025. If you experience any technical difficulties during the meeting, a toll-free number will be available on our meeting website for assistance.

What am I voting on, what vote is required to approve each proposal and how does the Board recommend I vote?
The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote.

Proposal	Vote Required	Voting Options	Board Recommendation	Broker Discretionary Voting Allowed(1)	Impact of Abstention	Impact of Broker Non- Vote
Proposal 1 – Election of two Class III directors for terms expiring at our 2028 Annual Meeting of Shareholders	Majority of votes cast (votes cast “For” must exceed votes cast “Against”)(2)	FOR, AGAINST, ABSTAIN	FOR	No	None	None
Proposal 2 – “Say on Pay” Advisory vote to approve Apogee’s executive compensation	Majority of votes present in person (i.e., online) or by proxy and entitled to vote on this item(3)	FOR, AGAINST, ABSTAIN	FOR	No	Against	None
Proposal 3 - Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2026	Majority of votes present in person (i.e., online) or by proxy and entitled to vote on this item(3)	FOR, AGAINST, ABSTAIN	FOR	Yes	Against	N/A
___________________________
(1)A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. If a broker returns a “non-vote” proxy indicating a lack of authority to vote on a proposal, then the shares covered by such a “non-vote” proxy will be deemed present at the meeting for purposes of determining a quorum, but generally are not counted or deemed to be present in person or by proxy for the purpose of voting on Proposals 1 and 2.
(2)Section 5.02 of the Company’s Articles of Incorporation requires that a director nominee will be elected only if they receive a majority of the votes cast with respect to their election in an uncontested election, that is, the number of shares “for” that nominee exceeds the number of votes cast “against” that nominee. A vote to “abstain” will not have any effect on determining the election results. If a director nominee is not elected and the nominee is an incumbent director, that director shall promptly tender their resignation to the Board of Directors, subject to acceptance by the Board of Directors. In that event, the Nominating and Corporate Governance Committee must make a recommendation to the Board on whether to accept or reject the tender of resignation. The Board, after taking into account the recommendation, must publicly disclose its decision and rationale within 90 days after the election. The director who failed to receive a majority vote will not participate in the decision.
(3)The voting standard assumes that the number of shares voted in favor of such proposal constitute more than 25% of the outstanding shares of our common stock.
How can I ask questions during the Annual Meeting?
You may submit questions in real time during the Annual Meeting following the formal business portion of the meeting, by entering them into the field provided on the meeting website. The directors and executive management will answer appropriate questions from shareholders. To allow us to answer questions from as many shareholders as possible, we will limit each shareholder to two questions. It will help us if questions are succinct and cover only one topic.
How do I cast my vote?
Your vote is important. If you are a shareholder of record, you can give a proxy to be voted at the Annual Meeting in any of the following ways:
•electronically via the Internet by following the “Vote by Internet” instructions on the Notice or, if you received paper copies of our proxy materials, on the enclosed proxy card;
•by telephone by following the “Vote by Telephone” instructions on the Notice or, if you received paper copies of our proxy materials, on the proxy card;
•by completing, signing and mailing the proxy card (if you received paper copies of our proxy materials); or
•by attending the virtual Annual Meeting and voting online on the meeting website.
If you are an employee and received our 2025 proxy materials electronically via the Internet at your company email address, you will only be able to give a proxy to be voted at the Annual Meeting electronically via the Internet as described under “How do I vote if my shares are held in the Employee Stock Purchase Plan or other plans of Apogee?” below.
If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or other nominee how to vote your shares.
If you properly submit your proxy via the Internet, by telephone or return your executed proxy by mail and do not revoke your proxy, it will be voted in the manner you specify. If you submit a proxy without giving specific voting instructions, the proxies will vote those shares as recommended by the Board.
How do I vote if my shares are held in the Employee Stock Purchase Plan or other plans of Apogee?
If you hold any shares in our Employee Stock Purchase Plan or other plans of Apogee, your Internet proxy vote or completed proxy card will serve as voting instructions to the plan trustee or plan custodian, as applicable. However, your voting instructions for these plans must be received by 12:00 p.m. (noon) Eastern Time on Monday, June 23, 2025 in order to count. If you are a participant in our Employee Stock Purchase Plan, the plan custodian cannot vote your shares unless it receives timely instructions from you.
If you hold shares in our Employee Stock Purchase Plan or other plans of Apogee and have a company email address, you will receive our 2025 Proxy Statement and 2025 Annual Report to Shareholders electronically at your company email address instead of receiving paper copies of these documents in the mail. The email will provide instructions and a control number to use to provide voting instructions to the plan trustee via the Internet. If you receive our 2025 Proxy Statement and 2025 Annual Report to Shareholders electronically, you may only provide voting instructions to the plan trustee or plan custodian, as applicable, via the Internet and you will not receive a proxy card that can be returned by mail.
If you are an employee who received our 2025 Proxy Statement and 2025 Annual Report to Shareholders electronically and you wish to receive a paper copy of these materials, you should contact:

Internet:	www.apog.com
Email:	IR@apog.com
Telephone:	(877) 752-3432
Mail:	Investor Relations Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435

What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, it means that you hold shares registered in more than one account in different names or variations of your name. To ensure that all of your shares are voted, if you submit your proxy vote via the Internet or by telephone vote once for each proxy card you received or sign and return each proxy card.
You may prefer to hold your shares in more than one account, and you are welcome to do so. However, please contact our Investor Relations Department at IR@apog.com or (877) 752-3432 (telephone) for information on how to merge your accounts.
Who will count the vote?
Representatives of Broadridge Financial Solutions, Inc., our tabulating agent, will tabulate the votes and act as independent inspector of election.
What if I do not specify how I want my shares voted?
If you submit your proxy via the Internet or telephone or a signed proxy card and do not specify how you want to vote your shares, we will vote your shares FOR all nominees and proposals. As of the date of this Proxy Statement, we know of no other matters that will be presented for a shareholder vote at the Annual Meeting. If any other matters properly come before the Annual Meeting for a shareholder vote, they will be voted in the discretion of the persons named in the proxy.
Can I change my vote after submitting my proxy or voting instructions?
Yes. If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:
•by sending a written notice of revocation to our Corporate Secretary;
•by submitting a later-dated proxy to our Corporate Secretary;
•by submitting a later-dated proxy via the Internet;
•by submitting a later-dated proxy by telephone; or
•by voting in person at the meeting.
If you hold your shares in street name, you should contact your broker, bank, trust or other nominee for information on how to revoke your voting instructions and provide new voting instructions.
If you hold shares in our Employee Stock Purchase Plan or other plans of Apogee, you may revoke your proxy and change your voting instructions at any time, but no later than 12:00 p.m. (noon) Eastern Time on Monday, June 23, 2025, in any of the following ways:
•by sending a written notice of revocation to the plan trustee or plan custodian;
•by submitting a later-dated voting instruction or proxy to the plan trustee or plan custodian;
•by submitting a later-dated voting instruction or proxy via the Internet; or
•by submitting a later-dated voting instruction by telephone.

How can I get a copy of the Company’s 2025 Annual Report on Form 10-K?
Shareholders who wish to obtain additional copies of our 2025 Annual Report to Shareholders on Form 10-K may do so without charge by contacting us through one of the following methods:

Internet:	www.apog.com
Email:	IR@apog.com
Telephone:	(877) 752-3432
Mail:	Investor Relations Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435
How do I get electronic access to the proxy materials?
The Notice provides you with instructions regarding how to view the proxy materials for the Annual Meeting on the Internet.
Our 2025 Proxy Statement and 2025 Annual Report to Shareholders, including our Annual Report on Form 10-K, are available at www.proxyvote.com.
What is a proxy?
A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate someone a proxy, you may also direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Three of our executive officers, Ty R. Silberhorn, Matthew J. Osberg and Meghan M. Elliott, have been designated as the proxies for shareholders voting on the enclosed proxy card at the Annual Meeting.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instruction form provided by the broker, bank, trust or other nominee.
Who pays for the cost of proxy preparation and solicitation?
We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokers and other nominees for forwarding proxy materials to the beneficial owners of our shares.
We are soliciting proxies primarily by mail and email. In addition, some of our officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or email. These individuals will receive no additional compensation for these services.
How can I recommend or nominate a director candidate?
Our Nominating and Corporate Governance Committee considers recommendations of director candidates. A shareholder who wishes to recommend a director candidate to our Nominating and Corporate Governance Committee for nomination by our Board of Directors at our next annual meeting, or for vacancies on our Board of Directors that arise between meetings, must provide our Nominating and Corporate Governance Committee with sufficient written documentation to permit a determination by our Nominating and Corporate Governance Committee and our Board of Directors as to whether such candidate meets the required and desired director selection criteria set forth in our Corporate Governance Guidelines and the factors discussed under the heading “Criteria for Membership on Our Board of Directors” above. Such documentation and the name of the director candidate must be sent by U.S. mail to our Corporate Secretary at Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, MN 55435, no later than January 13, 2026. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of our Nominating and Corporate Governance Committee for consideration at a future committee meeting.
Director candidates recommended by shareholders in compliance with these procedures and who meet the criteria outlined above will be evaluated by our Nominating and Corporate Governance Committee in the same manner as nominees proposed by other sources.
Alternatively, shareholders may directly nominate a person for election to our Board of Directors at a future annual meeting by complying with the procedures set forth in our Amended and Restated By-laws and the rules and regulations of the SEC. Our Amended and Restated By-laws are available on our website at www.apog.com by clicking on “Investors,” select “Governance,” then “By-laws.”
Shareholders who wish to nominate a director candidate for the 2026 Annual Meeting should submit the advance notice, along with other required information, to our Corporate Secretary at Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, MN 55435, no later than February 25, 2026. To comply with universal proxy rules, the advance notice must comply with the additional requirements of Rule 14a-19(b) of the Exchange Act.
How can I present a proposal at the 2026 Annual Meeting of Shareholders?
Any shareholder wishing to have a proposal considered for inclusion in our Proxy Statement for our 2026 Annual Meeting of Shareholders must submit the proposal in writing to our Corporate Secretary at Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, MN 55435 in accordance with all applicable rules and regulations of the SEC, including Rule 14a-8, no later than January 13, 2026.
Under our Amended and Restated By-laws, a shareholder proposal not included in our Proxy Statement for the 2026 Annual Meeting of Shareholders is untimely and may not be presented in any manner at the 2026 Annual Meeting of Shareholders unless the shareholder wishing to make the proposal follows the notice procedures set forth in our Amended and Restated By-laws. Any such shareholder proposals for the 2026 Annual Meeting of Shareholders must be in the form and substance required by the Amended and Restated By-laws and must be submitted to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders no later than February 25, 2026.
What is “householding” of proxy materials?
The SEC rules allow a single copy of the proxy statement and Annual Report to Shareholders to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers’ household Apogee notices, proxy statements and annual reports, delivering single copies of such documents to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our proxy statement and annual report, or if you are receiving multiple copies of documents and wish to receive only one, please notify your broker. We will promptly deliver upon written or oral request a separate copy of our proxy statement and/or Annual Report to Shareholders to a shareholder at a shared address to which a single copy of any such document was delivered. For copies of these documents, shareholders should write to our Investor Relations Department at the address listed above, or call (877) 752-3432.

By Order of the Board of Directors, Meghan M. Elliott Chief Legal Officer and Secretary
Dated: May 13, 2025

Appendix A - Non-GAAP Measures
This Proxy Statement contains non-GAAP (generally accepted accounting principles in the United States) financial measures. The non-GAAP financial measures below are used as internal measures for performance-based compensation decisions, as further discussed in the Compensation Discussion and Analysis. Definitions for the non-GAAP financial measures contained in this Proxy Statement are provided on page 35 and the reconciliations of the non-GAAP financial measures are located below in this Appendix A. Other companies, including companies in our industry, may define these measures differently or may utilize different non-GAAP financial measures, limiting the usefulness of those measures for comparative purposes between companies.

Reconciliation of Non-GAAP Financial Measure - Net Earnings to Adjusted EBIT
(unaudited) (in thousands)
Fiscal Year 2025 (52 weeks)	Consolidated	Architectural Glass	Architectural Services
Net earnings	$85,052	$59,389	$30,046
Income tax expense	27,522	—	—
Interest expense, net	6,159	—	—
EBIT	$118,733	$59,389	$30,046
Acquisition-related costs(1)
Transaction	4,424	—	—
Integration	2,055	—	—
Backlog amortization	2,340	—	—
Inventory step-up	1,483	—	—
Total Acquisition-related costs	10,302	—	—
Restructuring costs(2)	4,323	—	(489)
Impairment expense(3)	7,634	—	—
Arbitration award expense(4)	9,393	—	—
UW Solutions impact(5)	(3,768)	—	—
Adjusted EBIT	$146,617	$59,389	$29,557

Fiscal Year 2024 (53 weeks)	Consolidated	Architectural Glass	Architectural Services
Net earnings	$99,613	$70,470	$11,840
Income tax expense	29,640	—	—
Interest expense, net	6,669	—	—
EBIT	$135,922	$70,470	$11,840
Restructuring costs(2)	12,403	—	2,526
Gain on NMTC settlement(6)	(4,687)	(4,687)	—
Adjusted EBIT	$143,638	$65,783	$14,366

Fiscal Year 2023 (52 weeks)	Consolidated	Architectural Glass	Architectural Services
Net earnings	$104,107	$28,562	$18,140
Income tax expense	12,514	—	—
Interest expense, net	7,660	—	—
EBIT	$124,281	$28,562	$18,140

(1)
Acquisition-related costs include:
•Transaction costs related to the UW Solutions acquisition.
•Integration costs related to one-time expenses incurred to integrate the UW Solutions acquisition.
•Backlog amortization is related the value attributed to contracting the backlog purchased in the UW Solutions acquisition. These costs were amortized in SG&A over the period that the contracted backlog was shipped.
•Inventory step-up is related to the incremental cost to value inventory acquired as part of the UW Solutions acquisition at fair value. These costs were expensed to cost of goods sold over the period the inventory was sold.

(2)
Restructuring charges related to Project Fortify, including $1.1 million of employee termination costs and $3.2 million of other costs incurred in fiscal 2025. Restructuring charges related to Project Fortify, including $6.2 million of asset impairment charges, $5.9 million of employee termination costs and $0.3 million of other costs incurred in fiscal 2024.

(3)	Impairment expense for intangible assets in the Architectural Metals Segment.
(4)	Expense related to an arbitration award which represent the impact of the award amount net of existing reserves and estimated insurance proceeds.
(5)	Excludes the operating income and investment impact of UW Solutions, acquired on November 4, 2024.
(6)	Realization of a New Markets Tax Credit (NMTC) benefit during the second quarter of fiscal 2024, which was recorded in other expense (income), net.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measure - Adjusted Return on Invested Capital (Adjusted ROIC)
(unaudited) (in thousands)
	Twelve Months Ended
	March 1, 2025 (52 weeks)	March 2, 2024 (53 weeks)	February 25, 2023 (52 weeks)
Net earnings	$85,052	$99,613	$104,107
Interest expense, net (after tax)	4,635	5,035	4,596
Other income, net (after tax)	(469)	(1,577)	904
Net operating income after taxes	$89,218	$103,071	$109,607
Adjustments:
Acquisition-related costs (1)	10,302	—	—
Restructuring costs (2)	4,323	12,403	—
Impairment expense (3)	7,634	—	—
Arbitration award expense (4)	9,393	—	—
UW Solutions Impact (5)	(3,768)	—	—
Worthless stock deduction and other discrete tax benefits (6)	—	—	(14,833)
Total Adjustments	$27,884	$12,403	$(14,833)

Income tax impact on adjustments (7)	6,900	3,038	—
Adjusted net operating income after taxes	110,202	112,436	94,774

Average invested capital (8)	757,178	668,555	686,124
UW Solutions impact (5)	(96,349)	—	—
Adjusted average invested capital	660,828	668,555	686,124

Return on invested capital (9)	11.78%	15.42%	15.97%
Adjusted return on invested capital (10)	16.68%	16.82%	13.81%

(1)
Acquisition-related costs include:
•Transaction costs related to the UW Solutions acquisition.
•Integration costs related to one-time expenses incurred to integrate the UW Solutions acquisition.
•Backlog amortization is related the value attributed to contracting the backlog purchased in the UW Solutions acquisition. These costs were amortized in SG&A over the period that the contracted backlog was shipped.
•Inventory step-up is related to the incremental cost to value inventory acquired as part of the UW Solutions acquisition at fair value. These costs were expensed to cost of goods sold over the period the inventory was sold.

(2)
Restructuring charges related to Project Fortify, including $1.1 million of employee termination costs and $3.2 million of other costs incurred in fiscal 2025. Restructuring charges related to Project Fortify, including $6.2 million of asset impairment charges, $5.9 million of employee termination costs and $0.3 million of other costs incurred in fiscal 2024.

(3)	Impairment expense for intangible assets in the Architectural Metals Segment.
(4)	Loss related to an uninsured portion of an arbitration award.
(5)	Excludes the operating income and investment impact of UW Solutions, acquired on November 4, 2024.
(6)	Worthless stock deduction and related discrete income tax benefits from the impairment of the Sotawall business in fiscal 2023, which was recorded in income tax expense.
(7)	Income tax impact reflects the estimated tax rate for the jurisdictions in which the charge or income occurred.
(8)	Average invested capital represents a trailing five quarter average of total assets less average current liabilities (excluding current portion long-term debt).
(9)	ROIC is calculated by dividing net operating income after taxes by average invested capital.
(10)	Adjusted ROIC is calculated by dividing adjusted net earnings after taxes by adjusted average invested capital.